Exhibit 10.2

LIMITED LIABILITY COMPANY AGREEMENT
OF
LLCB II, LLC

This LIMITED LIABILITY COMPANY AGREEMENT (the "Agreement") is entered into on October 25, 2022 (the "Effective Date"), by and between LEWIS SANTA PAULA MEMBER, LLC, a Delaware limited liability company ("Lewis"), and LIMONEIRA EA1 LAND, LLC, a Delaware limited liability company ("Limoneira"), as the members and Lewis as Manager of LLCB II, LLC, a Delaware limited liability company (the "Company").

SECTION 1.
DEFINITIONS; THE COMPANY

1.1            Definitions.

Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 13.25.

1.2            Formation.

The Company was formed as a Delaware limited liability company pursuant to the Act by the filing of a Certificate of Formation with the Secretary of State of the State of Delaware (the "Certificate") on September 28, 2022 (the "Formation Date"). The Members hereby adopt this Agreement as the Company's limited liability company agreement within the meaning of the Act.

1.3            Name.

The name of the Company is LLCB II, LLC. The name of the Company may be changed from time to time upon the approval of the Executive Committee.

1.4            Purposes.

The purposes of the Company are (i) to acquire that certain real property located in the City of Santa Paula(the "City"), County of Ventura, State of California described more fully on Exhibit A attached hereto (the "Property"); (ii)to procure any site specific entitlements and other approvals described more fully below required to build and construct an apartment complex the Property with approximately two hundred ninety-four (294) units (the "Apartment Complex") and all onsite and offsite improvements appurtenant thereto (collectively, the "Improvements"); (iii) to build and construct the Improvements; (iv) to own, operate, maintain, repair, rehabilitate, market, hold for long-term investment, market and/or sell the Property and the Improvements (collectively, the "Project") in accordance with the business plan and budget approved by the Executive Committee; and (v) to undertake such other activities that are necessary, incidental, related, or convenient to the foregoing activities (collectively, the "Business") as may be approved by the Executive Committee.

The Members acknowledge and agree that Limoneira Lewis Community Builders, LLC, a Delaware limited liability company (which is an Affiliate of the Company) ("Limoneira/Lewis I"), will be responsible for processing the master entitlements on a combined basis for both the Property and the real property owned by Limoneira/Lewis I (the "Limoneira/Lewis I Property") in accordance with the terms of that certain First Amended and Restated Limited Liability Company Agreement of Limoneira Lewis Community Builders, LLC, as amended (collectively, the "Limoneira/Lewis I Agreement"). The master entitlements to be pursued by Limoneira/Lewis I include Final Approval (as defined below) of (A) an amendment to that certain First Amended and Restated Development Agreement dated February 26, 2015, entered into by and between Limoneira Company, a Delaware corporation ("LIMCO"), and the City as amended, allowing for a minimum of four hundred fifty (450) additional residential units to be developed and constructed on the Property and the Limoneira/Lewis I Property (the "Combined Property"), (B) a Letter of Map Revision from the Federal Management Agency removing the Combined Property from the Zone A99 designation on the Flood Insurance Map, (C) the tentative tract map for the Limoneira/Lewis I Property, and (D) any additional entitlements, certificates, permits and governmental agency approvals deemed necessary by Limoneira/Lewis I for the development of the Combined Property that is not site-specific to the Property (collectively the "Master Entitlements"). Limoneira/Lewis I will also be responsible for (1) processing the mass grading plan with the City for the Combined Property, (2) processing all offsite final engineering plans for the Combined Property (including all sewer, storm drain and water plans) and all offsite dry utility designs and work orders necessary to stub all utilities to the border of the Combined Property, and (3) grading the Combined Property in accordance with the mass grading plan approved by the City. The term "Final Approval" means the last action by the City or other applicable agencies required for the Master Entitlements to be binding and enforceable, and the expiration of all applicable administrative, judicial and electoral appeal periods to challenge the approval of the Master Entitlements, without any legal action filed to challenge any of the Master Entitlements. If one (1) or more appeals or challenges to the Master Entitlements is filed, then Final Approval shall not be deemed to have occurred unless and until all such appeal(s) and/or challenge(s) are withdrawn or resolved in a manner acceptable to the Manager in its sole and absolute discretion.

The Company will be responsible for processing for City approval all site specific entitlements required to construct the Improvements on the Property including, without limitation, the site plan, elevations, conceptual landscape plan, engineering plans, construction drawings and any additional entitlements, certificates, permits and governmental agency approvals deemed necessary by the Manager for the development and construction of the Improvements that are not included in the Master Entitlements (collectively the "Site Specific Entitlements"). The Site Specific Entitlements to be pursued for the Property by the Company include, without limitation, processing for City approval (AA) architectural plans through construction drawings, (BB) final engineering and improvement plans including sewer, storm drain, water and streets, (CC) design and work orders for all dry utilities, (DD) all wall and fence plans, (EE) the tentative tract map, (FF) rough grading and precise grading plans including any and all retaining wall designs, (GG) all common area and recreational plans through construction drawings, and (HH) a condominium plan.

1.5            Intent.

It is the intent of the Members that the Company shall always be operated in a manner consistent with its treatment as a "partnership" for federal and state income tax purposes. No Member shall take any action inconsistent with the express intent of the parties hereto. Notwithstanding the foregoing, the Company is not a "partnership" for purposes of the Delaware Uniform Partnership Act or the Delaware Uniform Limited Partnership Act and the Members are not partners of each other.

1.6            Offices.

The Company shall maintain a registered office at a location designated by the Executive Committee. The registered office may be changed to any other place as the Executive Committee may designate from time to time. The Company's principal place of business shall be at 1156 North Mountain Avenue, Upland, California 91786-3633, or at such other location as may be approved by the Executive Committee. The Company may maintain one (1) or more additional offices in such locations as may be approved from time to time by the Executive Committee.

1.7            Public Filings.

The Executive Committee shall designate agents for service of legal process on the Company in Delaware and California from time to time in accordance with applicable law. Any agent(s) so designated may be changed from time to time by the Executive Committee. Manager shall cause to be filed with the California Secretary of State such documents as are necessary to qualify the Company to transact business in California as a foreign limited liability company (the "Application for Registration"). The Executive Committee shall cause to be filed any amendments to the Certificate and/or the Application for Registration that are necessary to reflect amendments to this Agreement adopted by the Members in accordance with the terms hereof or to comply with the requirements of applicable laws.

1.8            Term.

The term of the Company commenced upon the filing of the Certificate with the Delaware Secretary of State and shall continue until the Company is dissolved in accordance with Section 10.1 of this Agreement.

SECTION 2.
MEMBERS; CAPITAL CONTRIBUTIONS

2.1            Members.

The name, notice address, initial cash contribution and Percentage Interest of each Member as of the Effective Date are set forth on Exhibit B attached hereto. Upon the admission of any additional or substituted member in accordance with this Agreement, or upon any other change in the notice address or Percentage Interest of any Member, the Executive Committee shall update Exhibit B to reflect the then current notice, address and Percentage Interests of the Members.

2.2            Initial Capital Contributions.

The initial capital contributions of the Members shall be made as follows:

(a)            Initial Cash Contribution. Concurrently with the execution and delivery of this Agreement, Lewis shall contribute to the capital of the Company, in cash, the amount set forth opposite Lewis' name on Exhibit B attached hereto under the column labeled "Initial Cash Contribution." Lewis' Capital Account and Unreturned Contribution Account shall be credited by the amount contributed by Lewis to the capital of the Company on the date such contribution is made.

(b)            Limoneira Property and Related Contributions. In accordance with the terms of that certain Closing Agreement entered into on or about the Effective Date by and among the Company, LIMCO and Limoneira/Lewis I (the "Closing Agreement"), LIMCO hereby assigns, transfers and contributes its entire fee interest in and to the Property to the Company (subject to all liens, encumbrances and other permitted exceptions to title approved under the Closing Agreement). The Property is hereby contributed to the Company at an agreed upon value (net of all such liens, encumbrances and other permitted exceptions) of Fifteen Million Nine Hundred Fifty Thousand Eight Hundred Eighty-Six Dollars ($15,950,886) (the "Agreed Value"). Limoneira's Capital Account and Unreturned Contribution Account has been credited on the Effective Date by an amount (equal to the Agreed Value. Each of the Company and LIMCO shall pay through the escrow for the Property the closing costs, escrow fees, title insurance premiums, documentary transfer taxes, recording fees, property taxes and other charges (collectively, the "Transaction Costs") that are the responsibility of such party under the Closing Agreement. For financial and income tax reporting purposes, LIMCO shall be deemed to have contributed the Property to Limoneira and Limoneira, in turn, shall be deemed to have contributed the Property to the Company. Within three (3) Business Days after the Effective Date, Limoneira shall receive a distribution from escrow on behalf of the Company (from a portion of the capital contributed by Lewis to the Company pursuant to Section 2.2(a) above) equal to (i) Fifteen Million Nine Hundred Fifty Thousand Eight Hundred Eighty-Six Dollars ($15,950,886) (i.e., the Agreed Value of the Property), plus (ii) a credit of Sixty-Four Thousand Sixty-Seven and 06/100th Dollars ($64,067.06) for prepaid property taxes and independent consideration, and minus (iii) the sum of (A) LIMCO's share of the Transaction Costs, and (B) the net amount that will be credited to Limoneira's Capital Account following the contributions and distributions described above in this Section 2.2 (which will equal the amount contributed by Lewis to the capital of the Company described in Section 2.2(a) above). Immediately following the contributions and distribution described above in this Section 2.2, Limoneira and Lewis shall have the same balances in their respective Capital Accounts and Unreturned Contribution Accounts.

(c)           Post-Closing Adjustments for Material Adverse Impact. The Agreed Upon Value of the Property has been determined based upon the assumption that the Company will be able to obtain the Site Specific Entitlements without any Material Adverse Impact. The term "Material Adverse Impact" means (i) the failure of the Company to obtain City approval for the development and construction of at least four hundred fifty (450) additional residential units on the Combined Property, (ii) the City requiring that any portion of the Combined Property contain affordable housing units, (iii) the City requiring that any portion of the Combined Property contain commercial improvements including, without limitation, retail improvements and/or live-work units, (iv) any Federal Emergency Management Agency (FEMA) issues for the Property that cannot be reasonably mitigated by the Company and/or any requirement or necessity for the Company to obtain flood insurance, (v) any increase in the development impact and/or building plan check/permit fees set forth in the list of fees set forth on Exhibit C attached hereto, (vi) any remediation, clean-up or other costs incurred as a result of any hazardous materials or contaminated soil being located at, under, on or near the Property, and (vii) any additional costs associated with public improvements, site work, common area/amenities, architectural design, and engineering/consulting services in excess of the amounts set forth in the initial Proforma.

Within ninety (90) days after the Company obtains the Site Specific Entitlements, Lewis shall have the right to determine whether there has been a Material Adverse Impact. If Lewis fails to timely make such determination, then no Material Adverse Impact will exist under this Agreement. If Lewis timely determines there has been a Material Adverse Impact, then Lewis shall prepare and provide an updated proforma (the "Updated Proforma") to the Executive Committee within ten (10) days after such determination is made. The valuation of the Property set forth in the Updated Proforma will be reduced to an amount (the "Revised Property Value") that results in the projected cash on cost return to the Company from the ownership and operation of the Project remaining at six percent (6%) per annum after taking into account the Material Adverse Impact (i.e., the same projected cash on cost return set forth in the Proforma contained in the original Approved Business Plan). If Lewis determines that there has been a Material Adverse Impact and the Executive Committee Representatives unanimously elect for the Company to proceed with the development and construction of the Improvements pursuant to Section 6.4(a)(v), then Limoneira and LIMCO shall be jointly and severally obligated to pay to the Company an amount (the "MAI Amount") equal to the excess of (A) the Agreed Value of the Property of Fifteen Million Nine Hundred Fifty Thousand Eight Hundred Eighty-Six Dollars ($15,950,886), minus (B) the Revised Property Value. For example, if the Revised Property Value is Fourteen Million Nine Hundred Fifty Thousand Eight Hundred Eighty-Six Dollars ($14,950,886), then the MAI Amount would be One Million Dollars (i.e., the Agreed Value of the Property of $15,950,886 - $14,950,886 = $1,000,000). Limoneira and LIMCO shall be required to pay the MAI Amount within three (3) Business Days after the Executive Committee Representatives unanimously approve the development and construction of the Improvements. For the avoidance of any doubt, Limoneira and LIMCO shall only be obligated to pay the MAI Amount if the Executive Committee Representatives unanimously elect for the Company to proceed with the development and construction of the Improvements after the Site Specific Entitlements have been procured by the Company. If Limoneira and/or LIMCO fail to timely pay the MAI Amount, then Limoneira's Executive Committee Representatives shall be deemed for all purposes of this Agreement to have voted against the Company developing and constructing the Improvements. Any amounts paid by Limoneira and/or LIMCO to the Company pursuant to this Section 2.2(c) shall be deemed to have been made by LIMCO outside of Limoneira's capacity as a member of the Company and shall not be credited to Limoneira's Capital Account or Unreturned Contribution Account. Any payment made by Limoneira and/or LIMCO pursuant to this Section 2.2(c) shall be promptly distributed by the Company in accordance with the terms of Section 4.1.

(d)            Adjustments for Actual Loss. Within thirty (30) days after the Project Stabilization Date, the Manager shall determine the Actual Loss (if any) incurred by the Company as a result of the Material Adverse Impact (provided the payment described in Section 2.2(c) was made by Limoneira or LIMCO to the Company) in order to make LIMCO "whole" to the extent the MAI Amount paid by LIMCO and/or Limoneira to the Company exceeds the Actual Loss incurred by the Company . The term "Project Stabilization Date" means the first date that tenants have taken possession of at least ninety-two percent (92%) of the apartment units contained in the Project. The term "Actual Loss" means the excess, if any, of (i) the original Agreed Value for the Property of Fifteen Million Nine Hundred Fifty Thousand Eight Hundred Eighty-Six Dollars ($15,950,886), over (ii) the Stabilized Residual Land Value of the Property. The term "Stabilized Residual Land Value" means the amount, if any, by which the NOI Amount exceeds the Cost Amount. The term "NOI Amount" means the result found by dividing (1) the excess of (x) the "Total Property Revenue" line item for the Project based on the projection set forth in the then applicable Proforma for the twelve (12)-month period following the Project Stabilization Date (assuming the in-place market rents and occupancy levels are maintained), minus (y) the capital reserves and estimated stabilized operating expenses set forth in the original Proforma from Project start for such twelve (12)-month period; by (2) six percent (6.00%) (i.e., the cash on cost return the Members have targeted on the Project Stabilization Date). The term "Cost Amount" means (AA) the actual costs incurred in connection with the construction of the Improvements (exclusive of the Stabilized Residual Land Value, but expressly including, without limitation, any other Property acquisition costs and the projected and actual construction interest and assumed accrued preferred return on capital contributed by the Members at the rate of eight percent (8.00%) per annum, non-compounded), minus (BB) any operating income received by the Company from the leasing of any units in the Project through the Project Stabilization Date. The Company shall reimburse LIMCO to the extent the MAI Amount exceeds the Actual Loss within ten (10) Business Days after the Actual Loss (if any) is determined by the Manager. For the avoidance of any doubt, in no event shall the payment made by the Company to LIMCO pursuant to this Section 2.2(d) exceed the MAI Amount and any such payment made to LIMCO shall not reduce Limoneira's Capital Account or Unreturned Contribution Account. If the Actual Loss equals or exceeds the MAI Amount, then no further payments will be required to be made by the Company or LIMCO to each other.

The provisions of this Section 2.2(d) are illustrated by the following examples. If the MAI Amount equals One Million Dollars ($1,000,000) and the Stabilized Residual Land Value equals or exceeds Fifteen Million Nine Hundred Fifty Thousand Eight Hundred Eighty-Six Dollars ($15,950,886), then the Actual Loss would equal zero (0) (i.e., $15,950,886 (Agreed Value) – $15,950,886 (Stabilized Residual Land Value) = $0) and the Company would be required to reimburse LIMCO for the full MAI Amount paid by LIMCO and/or Limoneira to the Company. If the MAI Amount equals One Million Dollars ($1,000,000) and the Stabilized Residual Land Value equals Fifteen Million Seven Hundred Fifty Thousand Eight Hundred Eighty-Six Dollars ($15,750,886), then the Actual Loss would equal Two Hundred Thousand Dollars ($200,000) (i.e., $15,950,886 (Agreed Value) – $15,750,886 (Stabilized Residual Land Value) = $200,000) and the Company would be required to pay Eight Hundred Thousand Dollars ($800,000) to LIMCO, which equals the excess of the MAI Amount minus the Actual Loss (i.e., $1,000,000 - $200,000 = $800,000).

2.3            Funding of Shortfalls.

If the Company has insufficient funds to pay any Approved Project Costs (the "Shortfall"), then Manager shall promptly notify the Executive Committee of such Shortfall. The Executive Committee shall have the right, but not the obligation, to approve each such capital call before any Member will be obligated to make any additional Capital Contribution to the Company pursuant to this Section 2.3 provided the Executive Committee shall be deemed to have automatically approved upon its receipt any such capital call that is made to enable the Company (i) to pay any Approved Project Cost which the Executive Committee previously approved in the Approved Budget or by vote of the Executive Committee ("Budgeted Capital Call"), (ii) to pay any costs or expenses incurred prior to the Project Stabilization Date to the extent the aggregate amount of such costs and expenses incurred throughout the life of the Company do not exceed Five Hundred Thousand Dollars ($500,000), or (iii) to pay any Emergency Expense. The term "Emergency Expense" means an expense that is necessary (A) to prevent an immediate threat to the health, safety or welfare of any individual in the immediate vicinity of the Property, (B) to prevent immediate damage or loss to any portion of the Property, (C) to prevent the immediate loss of value to the Property by the incurrence of any liability to the Company or otherwise, (D) to avoid the suspension of any necessary service in or to any portion of the Property, (E) to avoid criminal or civil liability on the part of the Company and/or any of the Members or the direct and/or indirect owners thereof with respect to activities at the Property or pursuant to this Agreement, or (F) to prevent any default under any agreement to which the Company is a party, including, without limitation, any loan documents evidencing, securing or relating to any loan made to the Company.

Upon the approval or deemed approval of any capital call by the Executive Committee pursuant to this Section 2.3, Manager shall deliver written notice to the Members (a "Funding Notice"). The Funding Notice shall specify (1A) the amount of funding required (such amount, the "Called Funds"); and (2) the date the Called Funds are required to be contributed to the Company, which date (the "Funding Date") shall be not earlier than (x) fifteen (15) days following the date of the Funding Notice if the Called Funds are not required for an Emergency Expense, or (y) three (3) Business Days following the date of the Funding Notice if the Called Funds are required for an Emergency Expense.

If the Executive Committee reasonably determines that the Company will have sufficient funds from a draw under a Project Loan or from other sources to return the Called Funds within six (6) months after the date such funds are advanced, then the Called Funds shall be funded by the Members in proportion to their respective Percentage Interests in the form of a Member Loan described in Section 2.5, and not as a capital contribution. If the Company does not repay any such Member Loan within such six (6)-month period (regardless of whether such Member Loan is due and payable within such period), then the balance owing under such Member Loan (both accrued and unpaid interest and unreturned principal) shall be deemed to have been contributed to the capital of the Company by the Member that made such Member Loan (on the due date of such Member Loan) (and such Member Loan shall be deemed to have been fully paid by the Company). Notwithstanding the terms of Section 2.5, if the Executive Committee determines that the Company will not have sufficient funds to return the Called Funds within such six (6)-month period, then the Called Funds shall be funded by Capital Contributions to be made by the Members in proportion to their respective Percentage Interests. Each Member's Capital Account and Unreturned Contribution Account shall be credited by any Capital Contribution made (or deemed made) by such Member pursuant to this Section 2.3 on the date such contribution is made (or deemed made).

2.4            Failure to Procure Entitlements/Election not to Proceed with Development.

The Company shall have until the Entitlement Target Date to procure the Site Specific Entitlements for the Property. The term "Entitlement Target Date" means the third anniversary of the Effective Date, as such date may be extended with the unanimous approval of the Executive Committee Representatives pursuant to Section 6.4(a)(iv). Within ninety (90) days following the procurement of the Site Specific Entitlements, the Executive Committee Representatives will be required to elect whether the Company will proceed with the development and construction of the Apartment Complex. If the Company has not procured the Site Specific Entitlements prior to the Entitlement Target Date or the Executive Committee Representatives do not unanimously elect for the Company to proceed with the development and construction of the Apartment Complex within such ninety (90) day period (or such later date that is approved by the Members), then either Member may thereafter elect to dissolve the Company by delivering written notice of such election to the other Member pursuant to Section 10.1(b) or 10.1(c), as applicable. If (A) the Executive Committee Representatives of one (1) Member unanimously approve (1) the extension of the Entitlement Target Date (due to the Company requiring more time to obtain the Site Specific Entitlements), or (2) the development and construction of the Apartment Complex pursuant to this Section 2.4, and (B) the Executive Committee Representatives of the other Member do not approve such matter(s), then the Member whose Executive Committee Representatives have unanimously approved such matter(s) (the "Electing Member") shall have the purchase rights provided for in Section 9.

2.5            Member Loans.

If Manager determines, in its reasonable discretion, that there is a Shortfall that the Members are not required to fund under Section 2.3, then Manager shall deliver written notice of such actual or projected cash deficit to the Members. Within ten (10) days following the effective date of such notice, each Member shall have the right, but not the obligation, to elect to advance to the Company, in cash, all or any portion of such necessary funds to satisfy such Shortfall by delivering written notice of such election to Manager and the other Member. If both Members elect to advance such necessary funds, then such advances shall be made by the Members in proportion to their respective Percentage Interests (or in such different amounts as are agreed to by the Members).

Any and all advances made by any Member pursuant to the last paragraph of Section 2.3 or this Section 2.5 shall be treated as a loan to the Company ("Member Loan"). All Member Loans shall bear interest at the greater of (i) seven and 5/10ths percent (7.5%) per annum, or (ii) the Prime Rate plus two hundred (200) basis points, with such interest under clause (i) or clause (ii) compounded monthly. Except as set forth in Section 2.3, each Member Loan shall be (A) due and payable on the later of ninety (90) days after the Project Stabilization Date, or six (6) months from the date advanced, (B) fully recourse to the Company and its assets, but nonrecourse as to each Member and its assets, (C) repayable at any time in whole or in part without penalty, and (D) evidenced by a promissory note executed by the Executive Committee or by such Representative(s) of the Executive Committee as designated by the Executive Committee on behalf of the Company, which shall contain such terms and conditions as are commercially reasonable or as may be agreed to by the lending Member and the Executive Committee. The repayment of any and all Member Loans shall be subordinate to the payment of any fees or other reimbursements required to be made by the Company pursuant to Section 6.7, but shall be made prior to the distribution of any Cash Flow and/or liquidation proceeds to the Members. Accordingly, subject to the payment of any fees and/or reimbursements required to be made under Section 6.7, but notwithstanding the provisions of Sections 4.1 and 10.2(b), until any and all Member Loans are repaid in full, the Members shall receive no further distributions from the Company (except for any such fees and/or reimbursements), and all cash or property otherwise distributable to the Members (except for any such fees and/or reimbursements) shall be paid to the advancing Member(s) as a reduction of the outstanding balances of such Member Loans, with such funds being applied first to reduce any interest accrued thereon, and then to reduce the principal amount of such loans.

If any Member advances as a Member Loan more than fifty percent (50%) of the funds required to satisfy any Shortfall and such Member Loan is not repaid on or before its due date, then such Member shall have the unilateral right, power and authority to elect to cause the Company to sell the Project by delivering written notice of such election to Manager. Following the delivery of any such notice, Manager shall use its reasonable efforts to cause the Company to sell the Project on commercially reasonable terms and conditions.

2.6            Failure to Fund.

The following provisions shall apply if any Member fails to fund in full when due its Percentage Interest of either a Capital Contribution required under Section 2.3, or a Member Loan required under Section 2.3.

(a)            Delinquency. If any Member (a "Delinquent Member") fails to fund in full when due its Percentage Interest of either a Capital Contribution required under Section 2.3, or a Member Loan required under Section 2.3, and if the other Member (the "Non-Delinquent Member") has fulfilled its required funding obligation with respect to that particular capital call, then (i) the Delinquent Member's funding shortfall shall be referred to as the "Deficit Amount"; and (ii) any amount funded by the Non-Delinquent Member with respect to that particular Funding Notice shall be held by the Company in trust for the benefit of the Non-Delinquent Member until the earlier of (A) the expiration of the period during which the Non-Delinquent Member can elect any remedy pursuant to Section 2.6(b); and (B) the date the Delinquent Member cures its failure to fund in accordance with Section 2.6(c).

(b)            Default Remedies. If the Delinquent Member fails to fund its entire Deficit Amount prior to the expiration of the Funding Cure Period (as defined in Section 2.6(c) below) (the "Capital Default"), then the Non-Delinquent Member shall have the right, but not the obligation, within thirty (30) days following the expiration of the Funding Cure Period, to elect, by delivering written notice ("Default Notice") to Manager and the Delinquent Member:

(i)            to cancel the applicable Capital Contributions or Member Loans, in which event all amounts funded by the Members with respect to such Capital Contributions or Member Loans shall be promptly refunded to each of them;

(ii)          to recover the Non-Delinquent Member's Excess Funding Amount and reduce the amount of the required Capital Contribution or Member Loan to an amount equal to the sum of the amounts actually funded by the Members minus the Excess Funding Amount. The term "Excess Funding Amount" means the positive difference, if any of (i) the aggregate amount funded by the Non-Delinquent Member, minus (ii) the excess of (a) the quotient of the amount (if any) funded by the Delinquent Member divided by the Delinquent Member's Percentage Interest minus (b) the amount (if any) funded by the Delinquent Member. As an example, but without limitation on the foregoing, assume that Lewis' Percentage Interest is 50%, Limoneira's Percentage Interest is 50%, there is a Funding Notice for $100 of Called Funds, Lewis funds $10 and Limoneira funds $50. In such case: (1) the Excess Funding Amount is $40, i.e., $50 – [($10/0.50) - $10], (2) Lewis would be treated as funding $10, and (3) Limoneira would be treated as funding $10, i.e., its $50 initial funding minus the $40 refund of the Excess Funding Amount.

(iii)          to advance the entire Deficit Amount as a Default Loan to the Delinquent Member. As of the effective date of the advance of any Default Loan, the Delinquent Member's Capital Account and Unreturned Contribution Account shall be increased by an amount equal to the original principal balance of the Default Loan advanced to such Delinquent Member. Notwithstanding the provisions of Sections 4.1 and 10.2(b)(ii), until any and all Default Loans advanced to the Delinquent Member are repaid in full, the Delinquent Member shall receive no further distributions or other amounts from the Company, and all cash or property otherwise distributable with respect to the Delinquent Member's Membership Interest in the Company (including, without limitation, any reimbursements under Section 6.7) shall be distributed to the Non-Delinquent Member. Any such amounts distributed to the Non-Delinquent Member shall be applied to repay all outstanding Default Loans made to the Delinquent Member on a last in, first out (LIFO) basis, with such funds being applied first to reduce any and all interest accrued on such Default Loan(s) and then to reduce the principal amount thereof. Any amounts so applied shall be treated, for all purposes under this Agreement, as having actually been distributed or paid to the Delinquent Member pursuant to Sections 4.1, 6.7 or 10.2(b), as applicable, and applied by the Delinquent Member to repay such outstanding Default Loan(s). Any Member that has received a Default Loan shall be treated as a Delinquent Member until such Default Loan is paid in full.

To secure the repayment of any and all Default Loans made to the Delinquent Member, the Delinquent Member hereby grants a security interest in favor of the Non-Delinquent Member in and to the Delinquent Member's entire Membership Interest, and hereby irrevocably appoints the Non-Delinquent Member, and any of the Non-Delinquent Member's representatives, agents, officers or employees designated by the Non-Delinquent Member, as the Delinquent Member's attorney(s)-in-fact, with full power to prepare, execute, acknowledge and deliver, as applicable, all documents, instruments, and/or agreements memorializing and/or securing such Default Loan(s), including, without limitation, such Uniform Commercial Code financing and continuation statements, mortgages, pledge agreements and other security instruments as may be reasonably appropriate to perfect and continue the security interest in favor of the Non-Delinquent Member. In addition, the Non-Delinquent Member is hereby authorized to cause the Company to issue certificates (collectively, the "Certificates") evidencing the Members' respective Membership Interests (in such form as is determined in the reasonable discretion of the Non-Delinquent Member) and is further authorized to transfer possession and control of any such Certificate of the Delinquent Member to the Non-Delinquent Member until such time as the Default Loan is repaid in full. The Certificates shall constitute a "certificated security" within the meaning of, and be governed by, (1) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the State of Delaware, and (2) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995. Notwithstanding any provision of this Agreement to the contrary, to the extent any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code, as in effect in the State of Delaware (6 Del C. § 8-101, et seq.), such provision of Article 8 of the Uniform Commercial Code shall control.

If, upon the maturity of a Default Loan (taking into account any agreed upon extensions thereof), any principal thereof and/or accrued interest thereon remains outstanding, then the Non-Delinquent Member may elect any one (1) of the following options: (A) to renew such Default Loan (or portion thereof) for another ninety (90) days pursuant to the terms and provisions of this Section 2.6(b)(iii); (B) to institute legal (or other) proceedings against the Delinquent Member to enforce its rights to collect such Default Loan and/or to foreclose against the security interest granted above; (C) to contribute all or any portion of such outstanding principal of, and/or accrued interest on, such Default Loan (or portion thereof) to the capital of the Company and dilute the Percentage Interest of the Delinquent Member pursuant to the provisions of Section 2.6(b)(iv) below; or (D) to implement the buy/sell provisions in accordance with the provisions of Section 2.6(b)(v) below. The Non-Delinquent Member may elect any of the options set forth in this Section 2.6(b)(iii) by giving written notice of such election to the Delinquent Member within thirty (30) days following the maturity date of the Default Loan. Failure of the Non-Delinquent Member to give timely such written notice to the Delinquent Member shall be deemed to constitute an election to renew such Default Loan for an additional term of ninety (90) days on the terms set forth herein.

(iv)         to advance the entire Deficit Amount as a Capital Contribution by the Non-Delinquent Member ("Delinquent Contribution"). Upon such advance, the Non-Delinquent Member's Capital Account and Unreturned Contribution Account shall be credited with the amount of the Delinquent Contribution. The Non-Delinquent Member may also contribute all or any portion of the outstanding principal of, and/or accrued unpaid interest on, any Default Loan (or portion thereof) to the capital of the Company as a Delinquent Contribution in accordance with the provisions of Section 2.6(b)(iii) above. Upon any such contribution, (A) the Company shall be deemed to have made a distribution to the Delinquent Member in an amount equal to the portion of such outstanding principal and/or interest so contributed, which shall reduce by a like amount (but not below zero (0)) the balance standing in the Capital Account and Unreturned Contribution Account of the Delinquent Member, (B) the Delinquent Member shall be deemed to have made a payment under the Default Loan in an amount equal to the portion of the outstanding principal of and/or accrued interest on such Default Loan (or portion thereof) that the Non-Delinquent Member contributed to the capital of the Company, and (C) the Capital Account and Unreturned Contribution Account of the Non-Delinquent Member shall be increased by the amount of such outstanding principal and/or interest so contributed.

Upon any contribution by the Non-Delinquent Member pursuant to the foregoing provisions of this Section 2.6(b)(iv), the Percentage Interest of each Member shall be automatically adjusted in accordance with the following terms. The Percentage Interest of the Delinquent Member shall be decreased by an amount (expressed in percentage points) equal to the Dilution Percentage and the Percentage Interest of the Non-Delinquent Member shall be increased by an amount (expressed in percentage points) equal to the Dilution Percentage. The "Dilution Percentage" shall equal the amount calculated based upon the following formula:

The application of the provisions of this Section 2.6(b)(iv) are illustrated by the following example: Assume that (i) each Member has a fifty percent (50%) Percentage Interest, (ii) the aggregate balances standing in the Unreturned Contribution Accounts of both Members is equal to Nine Million Dollars ($9,000,000), (iii) an additional contribution of One Million Dollars ($1,000,000) is required to be funded by the Members in proportion to their respective Percentage Interests pursuant to Section 2.3, (iv) Lewis fails to contribute its fifty percent (50%) share of such contribution of Five Hundred Thousand Dollars ($500,000) (i.e. 50% x $1,000,000), and (v) Limoneira contributes its entire fifty percent (50%) share of such contribution of Five Hundred Thousand Dollars ($500,000) (i.e. 50% x $1,000,000) and the entire Delinquent Contribution of Five Hundred Thousand Dollars ($500,000) to the capital of the Company on behalf of Lewis pursuant to this Section 2.6(b)(iv). By operation of this Section 2.6(b)(iv), the Dilution Percentage would be equal to ten (10) percentage points as calculated in accordance with the following formula:

The Percentage Interest of Lewis would therefore be reduced by ten (10) percentage points from fifty percent (50%) to forty percent (40%), and the Percentage Interest of Limoneira would be increased by a like amount of percentage points from fifty percent (50%) to sixty percent (60%).

(v)          to purchase the entire Membership Interest of the Delinquent Member. The Non-Delinquent Member may also elect to purchase the Delinquent Member's entire Membership Interest if the Delinquent Member fails to repay any Default Loan made to such Delinquent Member on or before the maturity date of such loan by delivering a Default Notice to the Delinquent Member within thirty (30) days after such maturity date. Within fifteen (15) days following the determination of the Appraised Value (as defined below), the Non-Delinquent Member shall request the Independent Accountant to determine the aggregate amount of cash that would be distributed and paid to each Member pursuant to Section 10.2(b) (including, without limitation, any Member Loans made by such Member that would be repaid by the Company pursuant to Section 10.2(b)(i) below) if (A) the entire Project was sold for the Appraised Value as of the effective date of the Default Notice; (B) the liabilities of the Company were liquidated pursuant to Section 10.2(b)(i); (C) a reasonable reserve was established by Manager for contingent liabilities of the Company pursuant to Section 10.2(b)(i); and (D) the Company distributed any remaining amounts in accordance with the provisions of Section 10.2(b)(ii) as of the effective date of the Default Notice. Upon such determination, the Independent Accountant shall give each Member written notice (the "Purchase Price Notice") of the amount that would be received by the Delinquent Member pursuant to the preceding sentence (the "Non-Delinquent Member's Purchase Price"). The determination by the Independent Accountant of such amounts, including all components thereof, shall be deemed conclusive on all of the Members, absent any material computational error. Each Member shall bear its own cost in connection with any sale of a Membership Interest pursuant to this Section 2.6(b)(v).

The appraised value ("Appraised Value") of the assets of the Company shall be determined by one (1) or more independent qualified M.A.I. appraisers with at least five (5) years' experience appraising real estate projects similar to, and in the same geographical location of, the Project. The Non-Delinquent Member shall select one (1) appraiser and shall include such selection in the Default Notice. Within ten (10) Business Days following the effective date of the Default Notice, the Delinquent Member shall either agree to the appraiser selected by the Non-Delinquent Member or select a second appraiser and give written notice to the Non-Delinquent Member of the person so selected. If either the Non-Delinquent Member or the Delinquent Member fails to appoint such an appraiser within the time period specified and after the expiration of five (5) Business Days following the effective date of written demand that an appraiser be appointed, the appraiser duly appointed by the Member making such demand to appoint such appraiser shall proceed to make the appraisal as herein set forth, and the determination thereof shall be conclusive on all the Members. Each appraiser shall promptly set a date for the completion of its appraisal, which shall be as soon as reasonably practical after the effective date of appointment of the such appraiser. The appraiser(s) shall determine the Appraised Value of the Project by determining the fair market value thereof, such fair market value being the fairest price estimated in the terms of money which the Company could obtain if (1) the Project was (x) marketed in the open market for sixty (60) days, and (y) sold in a bulk-sale in its current condition for cash, and (2) the closing of such sale occurred within thirty (30) days following the expiration of such sixty (60)-day period.

The average of the two (2) appraisals for the Project shall constitute the Appraised Value of the Project for purposes of this Section 2.6(b)(v), unless the higher of the two (2) appraisals exceeds one hundred five percent (105%) of the lower of the two (2) appraisals. In such event, the two (2) appraisers shall thereafter appoint a third appraiser having the qualifications described above. If the two (2) selected appraisers fail to appoint a third appraiser within ten (10) days following the selection of the second appraiser, then any Member may petition a court of competent jurisdiction to appoint a third appraiser, in the same manner as provided for the appointment of an arbitrator pursuant to California Code of Civil Procedure Section 1281.6. The third appraiser shall as soon as reasonably practical following its appointment select from the two (2) appraisals whichever one (1) that such appraiser believes is closest to the fair market value of the Project and such appraisal shall constitute the Appraised Value of the Project for purposes of this Section 2.6(b)(v).

Except as provided in the following sentence, the Non-Delinquent Member shall pay for the cost of the services of the appraiser appointed by such Member, and the Delinquent Member shall pay for the cost of the services of the appraiser appointed by such Member. The cost of the services of the third appraiser, if any, shall be paid one-half (½) by the Non-Delinquent Member, on the one hand, and one-half (½) by the Delinquent Member, on the other hand. The cost of the services of the Independent Accountant and, in the event only one (1) appraiser is required, the cost of the services of such appraiser, shall be paid one-half (½) by the Non-Delinquent Member, on the one hand, and one-half (½) by the Delinquent Member, on the other hand.

 The Non-Delinquent Member shall have the right, but not the obligation, to elect to purchase the entire Membership Interest of the Delinquent Member for the Non-Delinquent Member's Purchase Price, and on the terms and conditions set forth in this Section 2.6(b)(v), by delivering written notice to the Delinquent Member within thirty (30) days after the effective date of the Purchase Price Notice. The failure by the Non-Delinquent Member to give written notice exercising such Member's right to elect to purchase the entire Membership Interest of the Delinquent Member in the Company within such thirty (30)-day period shall be deemed an election by such Member to waive such right to purchase with respect to the particular Capital Default or failure to timely repay any Default Loan that triggered the application of the provisions of this Section 2.6(b)(v).

 The provisions of Section 6.9(c)(ii), (iii), (iv), (v), (vi), (viii) and (ix) shall apply to the purchase and sale of the Delinquent Member's Membership Interest pursuant to this Section 2.6(b)(v) provided that for purposes of applying such provisions (aa) the references therein to "Purchasing Member" and "Selling Member" shall be replaced with "Non-Delinquent Member" and "Delinquent Member," respectively, (bb) no Deposit shall be made in connection with the purchase of the Delinquent Member's Membership Interest, and (cc) the Members hereby agree that such provisions may be reasonably revised by the Non-Delinquent Member to the extent reasonably necessary to apply to the purchase and sale of the Delinquent Member's Membership Interest pursuant to this Section 2.6(b)(v).

(c)            Cure Rights. For a period of thirty (30) days from the due date of a Capital Contribution or Member Loan, as applicable (such period, the "Funding Cure Period"), the Delinquent Member shall have the right to cure its failure to fully fund the Deficit Amount by making a payment to the Company in an amount equal to the Deficit Amount. The Delinquent Member's payment shall be treated as a Capital Contribution or Member Loan, as applicable, as of the date that the Company receives the payment and any such Capital Contribution shall be credited to the Delinquent Member's Capital Account and Unreturned Contribution Account on the date such contribution is made.

(d)            Loss of Voting Rights. If there is any outstanding balance owing on any Default Loan made to the Delinquent Member, then regardless of any remedy that may be selected by the Non-Delinquent Member (and notwithstanding any other term of this Agreement), (i) the Delinquent Member's Representatives shall not be entitled to serve on the Executive Committee and its Representatives shall not be entitled to otherwise vote upon any matters under this Agreement (exclusive of any Fundamental Decision), (ii) the management of the business and affairs of the Company shall be vested solely in the Representatives of the Non-Delinquent Member, (iii) the rights of the Delinquent Member shall be limited solely to those of an assignee that is not admitted as a substituted member in accordance with the provisions of Section 8.3 (i.e., sharing in any allocations and/or distributions of Profits, Losses (and items thereof) and Net Cash Flow and liquidating distributions to which such Member is entitled to receive under this Agreement), and (iv) the Delinquent Member shall not have any authority to act for or bind the Company. For the avoidance of any doubt, the Members acknowledge that the loss of voting and approval rights provided for in this Section 2.6(d) shall only apply during such time period that there is any outstanding balance owing on any Default Loan made to the Delinquent Member.

The term "Fundamental Decision" means (A) the admission of a new member into the Company or any Company Entity (other than as specifically authorized under Section 8), (B) the formation of any Company Entity, or, with respect to the Company or any Company Entity, any merger, consolidation, or other similar arrangement, or the entry into of any joint venture, partnership, limited liability company, or other entity or business combination, (C) the lending of Company or Company Entity funds to, or directly or indirectly providing any Credit Enhancement for, any Person, (D) the acquisition of any real property by the Company or any Company Entity, except as provided in the Approved Business Plan last approved by the Delinquent Member, (E) the entering into by the Company or any Company Entity of any transaction with any Member or any Affiliate of any Member, except on terms and conditions generally available from third-parties providing similar goods and services of similar quality in the same geographical location as the Project, (F) any amendment of this Agreement that would materially and adversely affect the Delinquent Member disproportionately to the Non-Delinquent Member, (G) any act or omission that would cause the Delinquent Member or its Affiliates to have any liability under a Recourse Document, other than acts in the ordinary course of the business of the Company or any Company Entity and consistent with the Approved Business Plan last approved by the Delinquent Member (for example, making draws under a Project Loan or providing guaranties required to obtain subdivision improvement bonds), and (H) a sale of the Project, except as contemplated in the Approved Business Plan last approved by the Delinquent Member.

(e)            Exclusive Remedies. The remedies set forth in Sections 2.5(b) and 2.5(d) are the sole and exclusive remedies for a Member's failure to make a required Capital Contribution or Member Loan.

2.7            Limitations Pertaining to Capital Contributions.

(a)            Return of Capital. Except as otherwise provided in this Agreement, no Member shall withdraw any Capital Contributions or any money or other property from the Company without the written consent of the other Member. Under circumstances requiring a return of any Capital Contributions, no Member shall have the right to receive property other than cash, unless otherwise specifically provided for in this Agreement or otherwise agreed in writing by all of the Members at the time of such distribution.

(b)            No Interest or Salary. No Member shall receive any interest, salary, or draws with respect to its Capital Contributions, its Capital Account or its and Unreturned Contribution Account or for services rendered on behalf of the Company or otherwise in its capacity as a Member, except as otherwise expressly provided in this Agreement.

(c)            Liability of Members. Except as expressly agreed upon in any writing signed by the party to be bound thereby (including this Agreement, each Recourse Document described in Section 3.2 and the Reimbursement Agreement described in Section 3.2), no Member or Representative shall be liable for the debts, liabilities, contracts, or any other obligations of the Company. Except as set forth herein or as approved by the Executive Committee, and except as otherwise provided by the Act or by any other applicable state law, no Member shall (i) be obligated to make a Capital Contribution or Member Loan or otherwise provide funding to the Company; (ii) have any personal liability for the repayment of the Capital Contributions or loans of any other Member to the Company; or (iii) have any obligation to restore or repay to the Company any negative balance standing at any time in such Member's Capital Account.

(d)            No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company or other third party, and no creditor of the Company or other third party will be entitled to require any Member to solicit or demand Capital Contributions or Member Loans from any Member. A Member's obligation to make a Capital Contribution or Member Loan cannot be assigned to any other Person without the prior written consent of other Member.

SECTION 3.
PROJECT LOANS

3.1            Terms of the Project Loan.

The Members shall use their commercially reasonable efforts to cause the Company (i) to obtain the initial Project Loan from one (1) or more institutional third-party lenders ("Project Lender") to finance the acquisition, development and construction of the Project on commercially reasonable terms and conditions and on the best terms otherwise available to the Company, and (ii) to obtain a permanent Project Loan from a Project Lender to refinance the initial Project Loan. Subject to the following sentence, each Project Loan shall be on terms and conditions approved by the Executive Committee, which approval shall not be unreasonably withheld, delayed or conditioned. If the Representatives of the Executive Committee fail to agree on the terms of any Project Loan, then Manager shall have the unilateral right, power and authority to cause the Company to obtain such loan from any source on the most favorable terms that Manager reasonably determines are then generally available.

3.2            Credit Enhancements.

It is the objective of the Members that each Project Loan shall be without recourse to the Members and their Affiliates; provided, however, if a Project Loan may only be obtained with the execution and delivery of one (1) or more cost overrun guarantees, repayment guarantees, completion guarantees, environmental indemnities and/or other guarantees, indemnities, documents or other agreements (collectively, the "Recourse Documents"), then each Member hereby agrees to cause one (1) or more of its Affiliates to provide such Recourse Documents required by the applicable Project Lender provided the terms and conditions of any such repayment or completion guaranty that is required to be executed by any such party are not materially less favorable than the terms and conditions set forth in that certain Guaranty Agreement made as of February 22, 2018, by the four (4) Lewis brothers and LIMCO, and the form Loan and Completion Guaranty of MUFG Union Bank, N.A. (Rev. 8-15-13). Each Member further hereby agrees to provide (and cause one (1) or more of its Affiliates) to provide any Recourse Document required to be executed as a condition to obtain any subdivision improvement or maintenance bond required for the development of the Project or any title policy for the Company or any Project Lender. Any such party that executes and delivers any Recourse Document is referred to individually as a "Guarantor" and collectively as the "Guarantors." Notwithstanding any other term of this Agreement (or any fiduciary or other duties that any Member may have), each Representative shall have the right to withhold its approval of any Major Decision or other matter that would likely result in any Guarantor incurring any liability under any Recourse Document.

The Company hereby agrees to indemnify, defend and hold each Guarantor wholly harmless from and against any and all liabilities, obligations, losses, damages, deficiencies, demands, claims, suits, actions, causes of action, awards, assessments, interest, fines, penalties, costs, and expenses of all investigations, proceedings, judgments, orders, and settlements including, but not limited to, fees and expenses of attorneys, accountants and other experts incurred in connection with the settlement or defense of any Action (collectively, "Damages") incurred by such Guarantor that arises out of or relates to any Recourse Document to the extent provided in Section 11.3(b).

The Guarantors will enter into a Reimbursement Agreement in the form attached as Exhibit D (the "Reimbursement Agreement"), which will provide that if the Company does not satisfy its indemnity and other obligations described in Section 11.3(b), then the Guarantors will generally reimburse each other in such amounts as are necessary to cause the total liability that is incurred by all of the Guarantors (for which they are entitled to be indemnified under Section 11.3(b) below) to be borne fifty percent (50%) by the Guarantors affiliated with Lewis (the "Lewis Guarantors") and fifty percent (50%) by the Guarantors affiliated with Limoneira.

SECTION 4.
DISTRIBUTIONS

4.1            Distributions of Net Cash Flow.

Except as provided in Section 10.2(b), distributions of Net Cash Flow, if available, shall be distributed to the Members on a quarterly basis (or at such more frequent intervals as the Executive Committee may determine) in amounts reasonably determined by the Executive Committee in the following order of priority:

(a)           Lewis Unreturned Contribution Account. First, to Lewis to the extent of the positive balance standing in Lewis' Unreturned Contribution Account;

(b)            Limoneira Unreturned Contribution Account. Second, to Limoneira to the extent of the positive balance standing in Limoneira's Unreturned Contribution Account;

(c)           Limoneira Special Distribution. Third, to Limoneira until the aggregate amount distributed by the Company to Limoneira pursuant to this Section 4.1(c) equals the aggregate amount (if any) distributed to Lewis pursuant to Section 4.4 of the Limoneira/Lewis I Agreement; and

(d)            Percentage Interests. Thereafter, to the Members in proportion to their respective Percentage Interests.

4.2            Withholding.

The Company is authorized with notice to the applicable Member to withhold and/or pay to the applicable tax authority from distributions under Section 4.1 (including by reference thereto pursuant to Section 10.2(b)(ii)) if required to do so by any applicable rule, regulation, or law any amount of federal, state, local or foreign taxes that the Executive Committee determines in good faith and after consultation with the Company's tax advisors, that the Company is required to withhold or pay with respect to any amount distributable or allocable to such Member pursuant to this Agreement. All amounts withheld pursuant to the Code or any provision of any state, local or international tax law or treaty with respect to a distribution made to a Member under this Agreement will be treated as an amount distributed to the Member pursuant to Section 4.1 for all purposes of this Agreement. All amounts withheld pursuant to the Code or any provision of any state, local or international tax law treaty with respect to an allocation will be offset against any future amounts otherwise distributable to such Member and, in the event such amount is not offset against future amounts otherwise distributable to such Member at the time of and taking into account the liquidation of the Company, then such Member shall be obligated to make a contribution to the Company equal to such amount. A Member's authorization and obligations under this Section 4.3 will survive the dissolution, liquidation, or winding up of the Company.

SECTION 5.
TAX ALLOCATIONS

5.1            General Allocation Rules.

(a)            General Allocation Rule. For each taxable year of the Company, subject to the application of Section 5.2, Profits and Losses shall be allocated to the Members in proportion to their respective Percentage Interests.

(b)            Item Allocations. If the Executive Committee determines, upon consultation with the Company's tax advisors, for any reason including, without limitation, as a result of any adjustment of the Members' Percentage Interests pursuant to Section 2.6(b)(iv), that allocations of Profits and Losses over the term of the Company are not likely to cause each Member's Adjusted Capital Account Balance to equal the amount that would be distributed to such Member pursuant to Section 10.2(b)(ii) upon a hypothetical liquidation of the Company in accordance the following sentence, then special allocations of income, gain, loss, and/or deduction shall be made as reasonably deemed necessary by the Executive Committee to achieve the intended Adjusted Capital Account Balances. In determining the amounts distributable to the Members under Section 10.2(b)(ii) upon a hypothetical liquidation of the Company, it shall be presumed that (i) all of the Company's assets are sold at their respective Book Value without further adjustment, (ii) payments to any holder of a nonrecourse debt are limited to the Book Value of the assets securing repayment of such debt, and (iii) the proceeds of such hypothetical sale are applied and distributed in accordance with Section 10.2(b) (without retention of any reserves).

5.2            Regulatory Allocations.

Notwithstanding Section 5.1 and Section 5.3:

(a)            Loss Limitation. The Losses allocated pursuant to Section 5.1 shall not exceed the maximum amount of Losses that can be so allocated without causing any Member to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. If only one (1) Member would have an Adjusted Capital Account Deficit as a consequence of an allocation of Losses pursuant to Section 5.1, then the limitation set forth in this Section 5.2(a) shall be applied on a Member by Member basis so as to allocate the maximum permissible Losses to each Member under Section 1.704-1(b)(2)(ii)(d) of the Regulations. All Losses in excess of the limitations set forth in this Section 5.2(a) shall be allocated to the Members in proportion to their Percentage Interests. This Section 5.2(a) shall be interpreted consistently with the loss limitation provisions of Regulations § 1.704-1(b)(2)(ii)(d).

(b)            Minimum Gain Chargeback. Except as otherwise provided in Regulations § 1.704-2(f), if there is a net decrease in partnership minimum gain (as defined in Regulations §§ 1.704-2(b)(2) and 1.704-2(d)(1)) during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount and in the manner required by Regulations §§ 1.704-2(f) and 1.704-2(j)(2). This Section 5.2(b) shall be interpreted consistently with the "minimum gain" provisions of Regulations § 1.704-2 related to nonrecourse liabilities (as defined in Regulations § 1.704-2(b)(3)).

(c)            Member Minimum Gain Chargeback. Except as otherwise provided in Regulation § 1.704-2(i)(4), if there is a net decrease in partner nonrecourse debt minimum gain (as defined in Regulations §§ 1.704-2(i)(2) and 1.704-2(i)(3)) attributable to partner nonrecourse debt (as defined in Regulations § 1.704-2(b)(4)) during any Fiscal Year, each Member who has a share of the partner nonrecourse debt minimum gain attributable to such Member's partner nonrecourse debt, determined in accordance with Regulations § 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount and in the manner required by Regulations §§ 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.2(c) shall be interpreted consistently with the "minimum gain" provisions of Regulations § 1.704-2 related to partner nonrecourse liabilities (as defined in Regulations § 1.704-2(b)(4)).

(d)            Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulations §§ 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) that results in such Member having an Adjusted Capital Account Deficit (or otherwise increases the amount of any deficit), then items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit, if any, of such Member as quickly as possible. This Section 5.2(d) shall be interpreted consistently with the "qualified income offset" provisions of Regulations § 1.704-1(b)(2)(ii)(d).

(e)            Nonrecourse Deductions. Any non-recourse deduction (as defined in Regulations § 1.704-2(b)(1)) for any Fiscal Year shall be allocated to the Members in proportion to their respective Percentage Interests.

(f)            Member Nonrecourse Deductions. Any partner nonrecourse deductions (as defined in Regulations §§ 1.704-2(i)(1) and 1.704-2(i)(2)) for any Fiscal Year shall be specially allocated to the Member who bears the economic risk of loss with respect to the partner nonrecourse debt (as defined in Regulations § 1.704-2(b)(4)) to which such Member nonrecourse deductions are attributable in accordance with Regulations § 1.704-2(i)(1).

(g)            Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset is required pursuant to Code § 732(d), Code § 734(b) or Code § 743(b), the Capital Accounts of the Members shall be adjusted pursuant to Regulations § 1.704-1(b)(2)(iv)(m).

(h)            Curative Allocations. The allocations under Sections 5.2(a) through 5.2(f) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5. Therefore, notwithstanding any other provision this Section 5 (other than the Regulatory Allocations), the Company shall make such offsetting special allocations of Company income, gain, loss or deduction in whatever manner the Executive Committee reasonably determines is appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all Company items were allocated pursuant to Section 5.1. In exercising its discretion under this Section 5.2(h), the Executive Committee shall take into account future Regulatory Allocations under Sections 5.2(a) through 5.2(f) that are likely to offset other Regulatory Allocations previously made.

5.3            Other Allocation Rules.

(a)            Profits, Losses, and any other items allocable to any period shall be determined on a daily, monthly, or other basis, as determined by the Executive Committee using any permissible method under Code § 706 and the Regulations thereunder.

(b)            The Members are aware of the income tax consequences of the allocations made by this Section 5 and as otherwise provided in this Agreement and hereby agree to be bound by the provisions of this Section 5 and this Agreement in reporting their shares of Company Profit, Loss, income, gain, deduction and credit for income tax purposes.

5.4            Special Tax Allocations.

In accordance with Code § 704(c) and the Regulations thereunder, income, gain, loss, and deduction with respect to any property contributed to the capital of the Company (including, but not limited to, the Property) shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its initial Book Value (computed in accordance with the definition of Book Value) using the "remedial method" as described in Regulations promulgated under Code § 704(c).

In the event the Book Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Book Value, subsequent allocations of income, gain, loss, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code § 704(c) and the Regulations thereunder.

Any elections or other decisions relating to such allocations shall be made by the Executive Committee in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

SECTION 6.
MANAGEMENT

6.1            Designation of Manager.

(a)            Manager. The Members hereby appoint Lewis as the initial manager ("Manager") of the Company. Lewis shall act as Manager, unless removed pursuant to Section 6.1(b) or a replacement Manager is appointed by the Executive Committee.

(b)            Designation; Removal. Limoneira may deliver a termination notice to Lewis ("Removal Notice") removing Lewis as Manager upon the occurrence of any of the following events:

(i)            Manager is a member and Transfers its Membership Interest in breach of the terms of this Agreement, which breach is not cured within the Cure Period;

(ii)           Manager, Manager Affiliate, or any Representative of Lewis has been convicted of a felony related to the Property or the Company (exclusive of any felony involving the operation of a motor vehicle);

(iii)          any Bad Conduct by Manager, its Affiliates, or any Representative of Lewis relating to the Project or the Company;

(iv)          any material breach of this Agreement or any Affiliate Agreement by Manager or any of its Affiliates, which breach is not cured within the Cure Period; or

(v)           the occurrence of a Voluntary Bankruptcy Event, Involuntary Bankruptcy Event or Dissolution Event with respect to Lewis, Manager Affiliate, or Lewis Guarantor.

(c)            Adjudication of Removal. The Removal Notice shall specify the basis for the same and shall become effective ten (10) Business Days after delivery. However, Lewis may dispute the existence of grounds for the removal by delivering written notice ("Adjudication Notice") to Limoneira within such ten (10)-Business Day period. If Lewis fails to provide an Adjudication Notice within such ten (10)-Business Day period, then notwithstanding anything to the contrary herein, Lewis shall have no right to dispute the effectiveness of the Removal Notice, which shall be conclusive. If an Adjudication Notice is given within the period set forth above, then (i) the dispute shall be resolved by judicial reference as provided in Section 13.11, and (ii) if the referee upholds the grounds for termination, then the Removal Notice shall thereupon become effective immediately.

(d)            Signature Power of Manager. Manager, acting without the joinder of any Member, shall have the right, power and authority to execute and deliver documents and instruments of every type and nature on behalf of the Company, which executed documents shall be binding on the Company, provided the same have been approved and authorized in accordance with the terms hereof, to the extent required herein. Any Person dealing with the Company may rely, without further inquiry, upon the identity of Manager and may rely on a certificate signed by Manager as to the existence or nonexistence of any fact or facts which constitute a condition precedent to acts by Manager or which are in any other manner germane to the affairs of the Company. No Member shall have any authority to hold itself out as a general agent of the Company or any other Member in any other business or activity. If requested by Manager, the Members shall execute and deliver resolutions confirming the authority of Manager to act for and bind the Company on matters described in such resolutions.

(e)            Standard for Management. Manager shall fully and faithfully discharge its obligations and responsibilities and shall devote such time and attention to affairs of the Company as may be reasonably necessary for the proper management and supervision of the business of the Company and the discharge of its duties under this Agreement. Manager shall, at all times, exercise good faith and shall promote and protect the best interests of the Company. Manager shall diligently and continuously pursue the Approved Business Plan in accordance with its reasonable professional business judgment, and shall make the personnel of its Affiliates available to the Company to the extent reasonably necessary to carry out its duties and obligations under this Agreement in a timely manner. Notwithstanding any other provision of this Agreement, the Manager shall not be required to cause the Company to accept any condition or requirement with respect to the procurement of the Site Specific Entitlements that would materially and adversely affect the value of the Limoneira/Lewis I Property (and Limoneira/Lewis I likewise shall not be required to accept any condition or requirement with respect to the procurement of the Master Entitlements that would materially and adversely affect the value of the Limoneira/Lewis I Property). Subject to the foregoing, Manager shall not be obligated to devote its full time efforts to the Company.

(f)            Replacement Manager After Removal. If Lewis is removed as Manager pursuant to a Removal Notice, then Limoneira shall have the right to appoint a replacement Manager, which may be Limoneira or an Affiliate of Limoneira.

6.2            Management of Company.

Except as expressly set forth in this Agreement, no Member shall undertake any action, expend any sum, make any decision, give any consent, approval or authorization or incur any obligation for or on behalf of the Company. Each Member shall only have the right to propose the Major Decisions described in Section 6.4 (and to vote on Major Decisions through its Representatives on the Executive Committee) and any other matter that such Member is granted the express right to approve (or propose) under this Agreement. The Members shall not be entitled to vote on any other matter, nor shall the consent of the Members be required for any other decision or action. Subject to all applicable limitations, standards, and requirements set forth in this Agreement (including with respect to Major Decisions), the right to manage, control, and conduct the day-to-day business and affairs of the Company is vested in Manager, which right may be delegated to a Manager Affiliate as provided below; provided however, neither Manager nor Manager Affiliate shall have any power to do any act outside the purposes of the Company as set forth in Section 1.4 hereof. Without limiting the generality of the foregoing, Manager shall have the right, duty and obligation to perform the development management services described on Schedule 6.2 attached hereto [provided Manager may delegate such right, duty and obligation (and the right, duty and obligation to perform any other services or duties required to be provided by Manager under this Agreement) to any Affiliate of Manager (a "Manager Affiliate") (provided such delegation shall not in any way release Manager from its right, duty and, obligation to provide the services described in this Agreement). Manager has informed Limoneira that Manager has no employees and that all of Manager's rights, duties and obligations under this Agreement as Manager have been initially delegated by Manager to its Manager Affiliate, Lewis Management Corp., a Delaware corporation ("LMC"). Subject to the limitations set forth in this Section 6.2, Manager shall have the authority to take any action it deems necessary or advisable in connection with implementation of the Approved Business Plan and the Approved Budget, including, but not limited to, the following:

(a)           Implement the Approved Business Plan consistent with the Approved Budget, and decisions and directions of the Executive Committee;

(b)          At the expense of the Company, supervise contractors, accountants, attorneys and other parties necessary or appropriate to carry out the business of the Company, and to maintain the books of account and other records and to produce the reports required by the terms of this Agreement. The parties to be supervised by Manager include, without limitation, the third-party general contractor that the Company shall retain (at its expense) for the development and construction of the Project. Manager shall also provide an on-site representative to supervise such development and construction (and Manager shall be reimbursed for the costs of providing such on-site representative in accordance with the provisions of Section 6.7(a) below);

(c)           Monitor the Company's activities and use commercially reasonable efforts to cause the Company to maintain, at the expense of the Company, such insurance as is required under Section 6.10 and not (i) commit or permit others to commit any waste on or of such assets, or (ii) make any change in the use of the assets that will in any way increase the risk of fire or other hazard arising out of the use, ownership or operation of such assets;

(d)           Pay, at the expense of the Company, and to the extent funds of the Company are available, all Approved Project Costs of the Company;

(e)           Cause all books of account and other records of the Company to be kept in accordance with the terms of this Agreement;

(f)            Prepare and deliver to each Member all reports required by the terms of this Agreement;

(g)           Maintain all funds of the Company in a Company account in a bank or banks or financial institution or financial institutions as reasonably determined by the Executive Committee, and be the signatory to such accounts;

(h)           Undertake, at the expense of the Company, such actions as are reasonably necessary or desirable in order that the Company promptly complies with all material present and future laws, ordinances, orders, rules, regulations and requirements of all governmental authorities having jurisdiction which may be applicable to the Company, its assets, and the operations and management of the Company;

(i)            Perform all other duties otherwise described in this Agreement to be carried out by Manager and take all actions reasonably deemed necessary to carry out any of the above rights and duties.

6.3            Executive Committee.

(a)           Executive Committee. Whenever the approval of the Executive Committee is required by this Agreement, or when this Agreement contemplates joint action, consent or approval of the Members, such actions shall be taken through a committee (the "Executive Committee"). The Executive Committee may reserve authority to itself or delegate additional responsibilities or authority to Manager, as deemed necessary or advisable by the Executive Committee to accomplish the purposes of the Company.

(b)           Election. The Executive Committee shall be comprised of four (4) representatives (individually, a "Representative" and collectively, the "Representatives"). Two (2) Representatives shall be appointed by Lewis (the "Lewis Representatives") and two (2) Representatives shall be appointed by Limoneira (the "Limoneira Representatives"). The Representatives shall be natural persons, but need not be residents of Delaware or members of the Company. As of the Effective Date, the Lewis Representatives are John M. Goodman and Erren O'Leary and the Limoneira Representatives are Harold Edwards and Mark Palamountain. Each Representative shall have the authority to act on behalf of (i) the Member that appointed such Representative on all matters that require the consent or approval of such Member under this Agreement, or (ii) the other Representative appointed by such Member if such other Representative is absent from a meeting of the Executive Committee.

(c)           Removal and Replacement. Only Lewis may remove and/or replace the Lewis Representatives and only Limoneira may remove and/or replace the Limoneira Representatives. A Representative may resign at any time by giving written resignation to the other Representatives. The resignation is effective without acceptance when such resignation is actually received by the other Representatives, unless a later effective time is specified in the resignation.

(d)           Vacancies. A vacancy created by the removal, death, incapacity or resignation, or by any other reason, of any Representative may only be filled by election or appointment by the Member that appointed such Representative.

(e)           Meetings of the Executive Committee. The Executive Committee shall meet at such times and places as the Executive Committee may designate. Unless otherwise agreed by the Executive Committee, meetings shall be held in Santa Paula, California (provided any such meeting may be held by telephone in accordance with Section 6.3(e)(i) below). Meetings of the Executive Committee may be called by any Member or a Representative upon written notice to the other Member and Representatives, delivered not less than five (5) Business Days before the meeting, setting forth the time and general purpose of the meeting. Any Representative may waive such notice.

(i)           Conduct of the Meetings. Any meeting of the Executive Committee may be held in person and by means of a conference, telephone or similar communication equipment by means of which all Representatives and other individuals participating in the meeting can hear each other, and such participation in a meeting shall constitute presence by such person at the meeting. Each Member (and its advisors) shall be entitled to attend all meetings and conferences (both internal meetings and those including third parties) held with respect to the Company.

(ii)            Voting and Decisions. Subject to Sections 2.5(d), 8.3 and 12.2(d) (which provide for the loss of voting and approval rights), all Major Decisions must be unanimously approved by the Representatives of the executive Committee and all other matters that are subject to the approval, or require the action, of the Executive Committee under this Agreement must be approved by at least one (1) of the Lewis Representatives and one (1) of the Limoneira Representatives. Notwithstanding any other provision of this Agreement to the contrary:

(A)            If there is a contract between the Company or a Company Entity, on the one hand, and a Member or an Affiliate of a Member, on the other hand, then without limitation on the rights of the Executive Committee to approve such contract under Section 6.4(a)(xvii), the other Member (or its Representatives) shall have the right unilaterally (but not the obligation) to make any decision or determination by the Company or the Company Entity under, exercise any right under, or terminate, extend, modify or agree to a waiver or forbearance of, such contract. However, any approval or consent (or other determination that does not relate to (x) a default, or (y) whether to exercise a right of the Company or a Company Entity other than a mere approval or consent) to be made by the Company Entity under such contract shall be subject to the approval of the Executive Committee. Nothing in this Section 6.3(e)(ii)(A) shall reduce the obligations of Manager to enforce such contracts and to keep each Member informed of the status thereof (including any defaults thereunder and all facts relevant thereto) and of any rights that may be exercised thereunder.

(B)           If there is a good faith dispute under an Affiliate Agreement respecting the payment of money by the Company to the other party to such agreement, then the Member who is an Affiliate of such party shall have no right to make a Capital Contribution or Member Loan and/or call on the other Member to make a Capital Contribution or Member Loan, to fund such disputed payment until such dispute has been resolved.

(C)           If there is an outstanding Default Loan made to any Member, then the approval of such Member's Representatives serving on the Executive Committee shall not be required for the Company to make any distribution under Sections 4.1 or 10.2(b), to the extent such distribution is not in excess of the amount required to discharge all outstanding Default Loans.

(iii)            Attendance and Waiver of Notice. Attendance of a Representative at any meeting shall constitute a waiver of notice of such meeting, except where a Representative attends a meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

(iv)            Actions Without a Meeting. Notwithstanding any provision contained in this Agreement, any action of the Executive Committee may be taken by written consent without a meeting. Subject to Sections 2.5(d), 8.3 and 12.2(d), any such action taken by the Executive Committee without a meeting shall be effective only if the written consent or consents set forth the action to be taken in writing and are signed by all of the Representatives of the Executive Committee if such action is a Major Decision and at least one (1) Lewis Representative and one (1) Limoneira Representative if such action is not a Major Decision.

(f)            Compensation. No Representative shall be entitled to compensation for attendance at meetings of the Executive Committee or for time spent in the capacity as a Representative. Nothing contained in this Agreement shall be construed to preclude a Representative from serving the Company in any other capacity and receiving compensation from the Company for such service, as determined by the Executive Committee.

(g)           Minutes. Minutes of all meetings of the Executive Committee shall be kept and distributed to each Representative and the Members as soon as reasonably practicable following each meeting. If no objection is raised in writing following receipt of minutes or in any event at the next meeting of the Executive Committee, then such minutes shall be deemed to be accurate and shall be binding on the Representatives and the Company with respect to the matters dealt with therein.

6.4            Major Decisions.

(a)            Major Decisions. Notwithstanding any other provision of this Agreement to the contrary, the following actions and matters relating to the Company and any subsidiary of the Company (each a "Company Entity") shall be "Major Decisions" that require the prior approval of all of the Representatives of the Executive Committee and may be proposed by any Member:

(i)           Any update, revision or modification to the Approved Business Plan as set forth in Section 6.5(b) of this Agreement;

(ii)          Any update, revision or modification to the Approved Budget as set forth in Section 6.6(b) of this Agreement;

(iii)         Any activity that is inconsistent with the Approved Business Plan;

(iv)         Any decision for the Company to extend the Entitlement Target Date;

(v)          Any decision to develop and construct the Improvements after the date (if any) the Company obtains the Site Specific Entitlements;

(vi)            The entry into any construction, development, sale or other agreement relating to the Company or any Company Entity or any of their respective assets, which (i) materially deviates from any corresponding form contract approved by the Executive Committee or is not on a form of contract that has been approved by the Executive Committee (any such approval not to be unreasonably withheld), (ii) is not contemplated in the Approved Business Plan or Approved Budget or is inconsistent with the Approved Business Plan or Approved Budget, or (iii) any termination or material modification to any of the foregoing;

(vii)            Subject to Section 3.1, the entering into and terms of all Project Loans (and related documents) or any material modification to, or extensions thereof;

(viii)            Undertaking or causing the Company or any Company Entity to take any action or failure to act that would result in a breach of, or inconsistent with, the terms of any of the Project Loan Documents, including, for this purpose, causing the Company or any Company Entity to make any prepayment of a Project Loan that is outside the ordinary course of the terms of the payment schedules set forth therein; provided, further, the decision to pay any final unamortized loan balance, or to refinance any Project Loan, and the terms thereof, shall be a Major Decision;

(ix)               Except as contemplated in the Approved Business Plan or Approved Budget, any modification to the general plan, specific plan, subdivision maps, zoning, covenants, conditions and restrictions, or plans and specifications for the Project after they have been approved by all applicable governmental authorities, quasi-governmental authorities, and utility providers and regulators or seeking modification of any such approval;

(x)               Whether to sell, and the terms and conditions of any sale or other conveyance of any portion of, the Project (excluding any dedications or conveyances required in connection with the entitlement and/or development of the Property and provided any sale of the Project pursuant to the last paragraph of Section 2.5 which relates to Member Loans shall not constitute a Major Decision);

(xi)              Admitting a new member into the Company or any Company Entity (other than as specifically authorized under Section 8);

(xii)              The institution of any legal proceedings in the name of the Company or any Company Entity if the amount at issue in any such legal proceeding exceeds One Million Dollars ($1,000,000), settlement of any legal proceedings against the Company or any Company Entity in excess of One Million Dollars ($1,000,000), confession of any judgment against the Company or any Company Entity or any property of the Company or any Company Entity in excess of One Million Dollars ($1,000,000), submitting a claim in excess of One Million Dollars ($1,000,000) to arbitration, or releasing, compromising, assigning, or transferring any claims, rights, or benefits of the Company or any Company Entity in excess of One Million Dollars ($1,000,000);

(xiii)            Except for any Capital Contributions (and issuing Funding Notices for those Capital Contributions) authorized under Sections 2.3 and 11.3(c), making any Capital Contributions, issuing any Funding Notices, or making distributions other than distributions pursuant to Sections 4.1 or 10.2(b);

(xiv)            The formation of any Company Entity, or, with respect to the Company or any Company Entity, any merger, consolidation, or other similar arrangement, or the entry into any joint venture, partnership, limited liability company, or other entity or business combination;

(xv)             Making loans of Company or Company Entity funds to, or directly or indirectly providing any Credit Enhancement for, any Person;

(xvi)             Acquiring any real property other than in accordance with the provisions of this Agreement or the Approved Business Plan;

(xvii)           Entering into or consummating any transaction or arrangement with any Member or any Affiliate of any Member, or any other transaction involving an actual or potential conflict of interest;

(xviii)          Any amendment to this Agreement or the operating agreement governing any Company Entity;

(xix)            An act that is not reasonably related to the Business;

(xx)            The dissolution of the Company or any Company Entity (exclusive of any dissolution resulting from the consummation of any transaction allowed under the current Approved Business Plan or as a result of any transaction approved by the Executive Committee);

(xxi)            Filing, consenting to, or acquiescing in any act or event that would constitute an event of bankruptcy with respect to the Company or any Company Entity;

(xxii)            Directly or indirectly establishing, increasing or decreasing any reserves (other than any reserves contained in the Approved Budget);

(xxiii)            The Company or any Company Entity entering any contract or other arrangement under which the potential value or liability of or payments by the Company or any Company Entity are reasonably expect to exceed Two Million Dollars ($2,000,000), unless such contract or arrangement has been approved in the Approved Business Plan;

(xxiv)            Directly or indirectly deciding to rebuild any portion of the Project after a casualty in a case where the Company or any Company Entity has the right to elect whether or not to rebuild under applicable agreements to which the Company or any Company Entity is a party, including any Project Loan; provided, however, that consent of the Executive Committee shall be required to decide not to rebuild if the failure of the Company or any Company Entity to rebuild could give rise to recourse obligations of the Members or any Affiliate of a Member under any Project Loan, Recourse Document or Credit Enhancement;

(xxv)            Press releases and marketing for the Property, the Company or any Company Entity (and, without limitation on the foregoing, in no event shall Manager identify Limoneira or its Affiliates in any press release or marketing materials); and

(xxvi)            Opening any Bank Account at a financial institution not previously approved by the Executive Committee, or closing any Bank Account.

(b)            Mechanism for Obtaining Consents.

(i)            Request for Approval. Any Representative may propose Executive Committee approval of a Major Decision by giving written notice thereof to each other Representative serving on the Executive Committee.

(ii)            Failure to Respond. If neither of the Lewis Representatives responds in writing to any matter in a notice given under Section 6.4(b)(i) by (i) expressly granting or withholding approval; (ii) providing notice that more time is needed; or (iii) requesting a meeting for further information within ten (10) days following delivery of such notice, then that matter shall be deemed to have been disapproved by the Lewis Representatives. If neither of the Limoneira Representatives responds in writing to any matter in a notice given under Section 6.4(b)(i) by (i) expressly granting or withholding approval; (ii) providing notice that more time is needed; or (iii) requesting a meeting for further information within ten (10) days following delivery of such notice, then that matter shall be deemed to have been disapproved by the Limoneira Representatives.

(iii)            Failure to Agree. If mutual agreement of all of the Representatives of the Executive Committee cannot be achieved with respect to a Major Decision submitted to the Executive Committee, then either Member may give written notice (a "Major Dispute Notice") to the other Member and its Representatives that a dispute exists with respect thereto (a "Major Dispute"), in which event:

(A)            The Executive Committee shall meet in person, if possible, and otherwise by telephone, not later than five (5) Business Days following delivery of the Major Dispute Notice and attempt in good faith to resolve the applicable Major Dispute.

(B)            If a Major Dispute with respect to any "Eligible Major Decision" (defined below) is not resolved for any reason pursuant to Section 6.4(b)(iii)(A) within a total of fifteen (15) Business Days following delivery of a Major Dispute Notice, then an impasse (the "Impasse") shall be deemed to exist and any Member that is not in default under this Agreement (an "Eligible Member") may initiate the buy/sell sale procedure under Section 6.9 at any time following the expiration of such fifteen (15) Business Day period and prior to the resolution of the applicable Major Dispute provided either (1) the Project Stabilization Date has occurred, or (2) the other Member is in default this Agreement. An "Eligible Major Decision" means only the Major Decisions described in Sections 6.4(a)(i), (ii), (iv), (v), (vii), (viii), (ix), (x), (xii), (xiii), (xxii), (xxiii) and (xxiv).

6.5            Business Plan.

(a)            Adoption of Initial Business Plan. The Company shall undertake the Project and conduct the Business, and Manager shall, in accordance with Section 6.1(e), operate the Company in conformance with the Company's business plan. Each business plan shall contain (i) a narrative description of the Company's business objectives and proposed activities to be undertaken by the Company in the conduct of the Business for the next two (2) Fiscal Years including leasing plans and construction activities and any other major transactions proposed to be undertaken by the Company during such period, (ii) a description of the Project including a description of site planning and amenities, (iii) development plan, schedules and timelines, including, without limitation, a description of any phasing for the Project, (iv) the budget(s) for the Company described in Section 6.6 below, (v) the proforma for the Project (the "Proforma"), which shall set forth the projected development and construction costs, gross operating income and operating expenses to be realized or incurred in connection with the construction of the Improvements for the Property and the operation of the Project, (B) the anticipated revenues that will be realized by the Company from the ownership and operation of the Project, (C) the anticipated Capital Contributions that the Members will be required to make to the capital of the Company, and (D) the projected returns that will be realized by the Company from the ownership, operation and sale of the Project, and (vi) any other material matters relating to the development, construction and operation of the Project that is deemed relevant by the Executive Committee. Upon completion of the construction of the Project, the business plan shall also include an operating asset and property management plan.

(b)            Revisions to Business Plan. The business plan shall be revised by Manager on or before November 1 of each calendar year commencing on November 1, 2023, and submitted to the Executive Committee for its review and approval. The initial version of the business plan that has been approved by the Executive Committee is attached hereto as Exhibit E and is referred to as the "Approved Business Plan" and shall govern the operations of the Company, until such time as a revised business plan is approved. Except as otherwise provided in this Agreement, no revisions or modifications to, or deviations from, the Approved Business Plan shall be implemented, unless approved by the Executive Committee (which approval shall not be unreasonably withheld, delayed or conditioned). Each Approved Business Plan shall be consistent with the Company's intention to develop, construct and operate the Improvements. The Members acknowledge that the initial business plan for the Company (including, without limitation, the Proforma and the budget contained therein) has been approved by the Executive Committee as of the Effective Date.

6.6            Budgets.

(a)            Budgets. At all times during the development and construction of the Project, each business plan shall include an itemized construction budget (the "Construction Budget") that sets forth the estimated hard and soft construction costs projected to be incurred by the Company in connection with the development and construction of the Project, the anticipated amount of debt and equity required to enable the Company to develop and construct the Project and such other items relating to the development and construction of the Project as the Executive Committee shall determine. The Construction Budget shall further include, without limitation, a Project contingency line item providing for a reserve for cost overruns the Company may incur in connection with the development and construction of the Improvements. Manager shall have the right, power and authority to incur expenditures on behalf of the Company (with Company funds) for any of the items set forth in, and with respect to, the period covered by, an approved Construction Budget, without the further consent of the Executive Committee. Manager shall also be entitled and authorized without the consent of the Executive Committee (i) to use any contingency reserves included in the Construction Budget in any reasonable manner, (ii) to re-allocate the portion of any line item included in the Construction Budget for which Manager reasonably determines there will be cost savings to any other line item contained in the Construction Budget, and (iii) to cause the Company to incur expenditures in excess of any line item contained in the Construction Budget, provided, however, (x) the amount of any expenditures made in excess of any such line item shall not exceed the greater of Three Hundred Thousand Dollars ($300,000) or ten percent (10%) of the budgeted amount of such line item, and (y) the aggregate amount of all such excess expenditures under clause (iii) above for any Fiscal Year shall not exceed five percent (5%) of the aggregate amount of all budgeted line items (excluding any contingency line items) for such Fiscal Year. Manager shall notify the Executive Committee of any expenditures made pursuant to clauses (i), (ii) or (iii) of this Section 6.6(a).

Following the completion of the development and construction of the Project, each business plan shall contain an operating budget ("Operating Budget"), which shall set forth in reasonable detail all receipts projected to be realized from the operations of the Company, all expenses, by category, estimated to be incurred in carrying out the business and affairs of the Company (including, without limitation, all repairs and capital expenditures projected to be incurred during such period), the amount of reserves for the Company, and the timing of any cash flow distributions of the Company. Each Operating Budget shall apply to one (1) calendar year, but may include non-binding projections for subsequent calendar years. If any Operating Budget, or any portion thereof, is not approved by the Executive Committee as of the commencement of any applicable calendar year, then the approved portions of the proposed Operating Budget and the last approved Operating Budget as to disapproved portions of the proposed Operating Budget shall be deemed to apply until such time as the disapproved portions of the proposed Operating Budget are approved; provided, however, appropriate adjustments to the last approved Operating Budget shall automatically be made to reflect increases in real property taxes, insurance premiums, utility charges, interest expenses and similar items over which the Company has no control. Manager shall have the right, power and authority to incur actual expenditures on behalf of the Company (with Company funds) for any of the items set forth in, and with respect to, the period covered by, an approved Operating Budget or a previous calendar year's Operating Budget as either may be adjusted in accordance with the foregoing without the further consent of the Executive Committee. Manager shall also be entitled and authorized, without the consent of the Executive Committee, (i) to apply the contingency line item and any cost savings in the Operating Budget for any line item to any other line items, (ii) to cause the Company to incur actual expenditures in excess of the budgeted amount in the Operating Budget for any line item concerning real property taxes, insurance premiums, utility charges, interest expenses and similar items over which the Company has no control, (iii) to cause the Company to incur expenditures in excess of any line item contained in the Operating Budget provided that any such expenditure does not exceed such line item by the lesser of five percent (5%) or Fifty Thousand Dollars ($50,000), and (iv) to cause the Company to incur actual expenditures outside of an approved Operating Budget provided that any such expenditure does not exceed the greater of ten percent (10%) of the budgeted line item or Five Thousand Dollars ($5,000) and the aggregate amount of all such unapproved expenditures does not exceed the greater of five percent (5%) of the aggregate amount of all budgeted line items in the Operating Budget (excluding any contingency line items or accrued capital reserves) or Thirty-Five Thousand Dollars ($35,000) for the period covered by such Operating Budget. Each Operating Budget shall apply to one (1) calendar year, but may include non-binding projections for subsequent calendar years. Any proposed revisions to the Operating Budget shall be submitted to the Executive Committee for its review and approval in accordance with the provisions of Section 6.6(b) below, which approval shall not be unreasonably withheld, delayed or conditioned.

(b)            Revisions to Budgets. Manager shall revise the Construction Budget monthly to reflect the variance between the original Construction Budget and the most recently revised Construction Budget. Manager shall also revise and update each Operating Budget on or before November 1 of each calendar year following the preparation of the first Operating Budget. Each revised Construction Budget and Operating Budget shall be presented by Manager to the Executive Committee following the preparation of each such budget at the next meeting of the Executive Committee described in Section 6.3(e). The Executive Committee shall have the right to approve any revisions or updates to the Construction Budget or Operating Budget, as applicable, which approval shall not be unreasonably withheld, delayed or conditioned. Any Representative having objections to any such proposed revision or update shall provide written notice thereof to the other Representatives and Manager ("Objection Notice"), which Objection Notice shall set forth the objections with specificity. Manager shall respond in writing with specificity to the Objection Notice and include therein proposed revisions to the proposed revised budget to address each such Representative's objections. For a period of ten (10) days after receipt by Manager of an Objection Notice, the Executive Committee shall confer to resolve the objections described in the Objection Notice. The most recent version of the applicable budget that has been approved by the Members or the Executive Committee is referred to as the "Approved Budget" and shall govern for one (1) calendar year. Except as otherwise provided in this Agreement, no revisions or modifications to, or deviations from, any Approved Budget shall be implemented, unless approved by the Executive Committee (which approval shall not be unreasonably withheld, delayed or conditioned). The Members acknowledge that the Executive Committee has approved the initial Construction Budget as of the Effective Date as part of the Approved Business Plan.

(c)            Expenditure of Company Funds. All expense items that are identified in any Approved Budget from time to time, as the same may be adjusted pursuant to Section 6.6(a) or otherwise approved by the Executive Committee, shall constitute "Approved Project Costs" of the Company. Manager shall have the unilateral right, power and authority to cause the Company to incur Approved Project Costs without the consent or approval of the Executive Committee in accordance with the terms of Section 6.6.

6.7            Reimbursements.

(a)            Reimbursement of Manager. The Company shall reimburse Manager on a monthly basis for the salary and general and administrative costs and expenses incurred by Manager or any Affiliate thereof (without a profit component) for any of its employees providing services that are allocable to the Company and/or the Project, including, without limitation, the costs of providing the on-site representative to supervise the general contractor pursuant to Section 6.2(b) above. The costs and expenses to be reimbursed to Manager shall be limited to Manager's and its Affiliates' employees who are rendering services for the benefit of the Company and/or the Project and to those third party expenses set forth in Section 6.7(b). The reimbursement will be calculated in accordance with the wage schedules approved by the Members or as otherwise approved by the Executive Committee from time to time (but at least once per Fiscal Year). Except as provided in this Section 6.7(a), Manager will be responsible for all direct and indirect expenses associated with the compensation of Manager's and its Affiliates' personnel or employees associated with Manager's performance of duties and responsibilities as Manager of the Company (the "Excluded Costs"). The Company, however, will be responsible for all other expenses related to the Company's formation (e.g., filing fees and other costs and expenses directly related to its organization) and operations, and Manager shall be entitled to reimbursement from the Company for its reasonable out-of-pocket costs that are not Excluded Costs incurred in the performance of its duties hereunder.

(b)            Compensation and Reimbursement of Members and Representatives. Following the execution and delivery of this Agreement, the Company shall reimburse Lewis for (i) the legal fees and costs incurred in connection with the preparation and negotiation of this Agreement (including, without limitation, all exhibits and schedules contained therein), the Closing Agreement and that certain First Amendment to First Amended and Restated Limited Liability Company Agreement of Limoneira Lewis Community Builders, LLC, and (ii) the third-party out-of-pocket costs and expenses incurred by Lewis (and/or any Affiliate thereof) in connection with the due diligence review and analysis of the Property. The Members and Representatives shall also be reimbursed by the Company for any third-party out-of-pocket costs incurred by them in connection with the performance of their duties hereunder, to the extent and provided that such expenses are included in the Approved Budget. Except as provided in this Section 6.7, the Members, the Representatives and their Affiliates shall not be entitled to compensation or reimbursement of expenses from the Company, unless the amounts of any such compensation or reimbursements have previously been approved in writing by the Executive Committee.

6.8            Property Management. Pursuant to a separate property management agreement to be entered into by and between the Company, as owner, and Lewis Management Corp., a Delaware corporation, or such other Manager Affiliate that is designated by Manager, as manager (the "Property Manager"), in the form attached hereto as Exhibit F (the "Property Management Agreement"), the Company shall retain the Property Manager to render property management and related services for the Project. As compensation for rendering such services, the Company shall pay to the Property Manager the fees, reimbursements and/or other compensation set forth in the Property Management Agreement (which the Members acknowledge are generally commensurate with the fees, reimbursements and/or other compensation ordinarily paid to independent third parties for providing similar services).

6.9            Buy/Sell Procedure.

(a)            Right to Invoke. At any time there is an Impasse with respect to an Eligible Major Decision between the Representatives of the Executive Committee and either (i) the Project Stabilization Date has occurred, or (ii) either Member is in default under this Agreement, each Eligible Member shall have the right, but not the obligation, to implement the procedures set forth in this Section 6.9 by delivering written notice (the "Buy/Sell Notice") to the other Member. The Member delivering a Buy/Sell Notice pursuant to this Section 6.9 is hereinafter referred to as the "Triggering Member" and the Member receiving such Buy/Sell Notice from the Triggering Member is hereinafter referred to as the "Non-Triggering Member." The Buy/Sell Notice shall set forth the proposed sales price for the entire Project determined in the sole and absolute discretion of the Triggering Member (the "Sales Price"), which shall be payable, in cash, at the closing.

Within fifteen (15) days following the delivery date of any Buy/Sell Notice, the Triggering Member shall cause the Independent Accountant to determine the aggregate amount of cash that would be distributed and paid to each Member pursuant to Section 10.2(b) (including, without limitation, any Member Loans made by such Member that would be repaid by the Company pursuant to Section 10.2(b)(i) below) if (i) the entire Project was sold for the Sales Price as of the effective date of the Buy/Sell Notice; (ii) the liabilities of the Company were liquidated pursuant to Section 10.2(b)(i); (iii) a reasonable reserve was established for contingent liabilities of the Company pursuant to Section 10.2(b)(i); and (iv) the Company distributed any remaining amounts in accordance with the provisions of Section 10.2(b)(ii) as of the effective date of the Buy/Sell Notice (with respect to each Member, the "Purchase Price" for such Member's Membership Interest). Upon such determination, the Independent Accountant shall give each Member written notice (the "Accountant's Notice") thereof. The determination by the Independent Accountant of such amounts, including all components thereof, shall be deemed conclusive on all of the Members, absent any material computational error. Each Member shall bear its own cost in connection with any sale of a Membership Interest pursuant to this Section 6.9.

(b)            Right to Deliver Election Notice. Within one hundred twenty (120) days following the effective date of the Accountant's Notice (the "Exercise Period""), the Non-Triggering Member shall elect one of the following: (1) to consent to the Triggering Member's proposed determination for the applicable Impasse, (2) to purchase the entire Membership Interest of the Triggering Member, or (3) to sell its entire Membership Interest to the Triggering Member, in any such case by delivering written notice (the "Exercise Notice") of such election to the Triggering Member.

(i)            If the Non-Triggering Member timely delivers an Exercise Notice under the preceding clause (b)(2), then the Non-Triggering Member shall purchase the entire Membership Interest of the Triggering Member in accordance with the terms and conditions of Section 6.9(c).

(ii)            If the Non-Triggering Member timely delivers an Exercise Notice under the preceding clause (b)(1), then the Executive Committee shall be deemed to have approved the Triggering Member's proposed determination for the applicable Impasse, and there shall be no purchase or sale of either Member's Membership Interest pursuant to this Section 6.9.

(iii)            If the Non-Triggering Member timely delivers an Exercise Notice under the preceding clause (b)(3), or if the Non-Triggering Member fails to timely deliver any Exercise Notice, then the Non-Triggering Member shall be deemed to have elected to sell its entire Membership Interest to the Triggering Member and the Triggering Member shall purchase the entire Membership Interest of the Non-Triggering Member in accordance with the terms and conditions of Section 6.9(c).

(c)            Purchase of a Member's Membership Interest. Following the election by the Non-Triggering Member to be a purchaser pursuant to Section 6.9(b)(i) or the election (or deemed election) to be a seller pursuant to Section 6.9(b)(iii) (the "Buy/Sell Election"), the following terms and conditions shall apply (with the purchasing Member referred to as the "Purchasing Member", and the selling Member referred to as the "Selling Member"):

(i)            Within ten (10) days following the Buy/Sell Election, the Purchasing Member shall deposit into an escrow account established in the reasonable discretion of the Selling Member with a nationally recognized escrow company, a deposit (the "Deposit") by wire transfer of immediately available federal funds in an amount equal to five percent (5%) of the Purchase Price of the Selling Member's Membership Interest, which shall be non-refundable to the Purchasing Member if the closing of the sale fails to occur by reason of a default by the Purchasing Member. Upon the closing of the sale of the Selling Member's Membership Interest, the Deposit shall be a credit against the Purchase Price. If the sale fails to occur due to a default by the Purchasing Member, then the Selling Member may elect (i) to retain the Deposit (without reduction to the Selling Member's Capital Account or and Unreturned Contribution Account) as liquidated damages, as its sole and exclusive remedy at law or equity in connection with such default (provided that from and after any such default, the Purchasing Member and the Representatives of the Purchasing Member shall also lose any and all rights to vote on any Company matters in accordance with the terms of Section 12.2(d) below), (ii) to pursue all rights and remedies available at law, in equity or otherwise against the Purchasing Member if the Purchasing Member failed to make the Deposit (including, without limitation, the right to seek the recovery of the Deposit), or (iii) to purchase the entire Membership Interest of the Purchasing Member pursuant to Section 6.9(c)(vii).

The Members acknowledge that it would be impractical and extremely difficult to estimate the damages that the Selling Member may suffer in connection with a default by the Purchasing Member under this Section 6.9(c). Therefore, the Members have agreed that a reasonable estimate of the total net detriment that the Selling Member would suffer in such event is and shall be the right of the Selling Member to retain the Deposit if the Selling Member elects to do so under clause (i) above as liquidated damages, as its sole and exclusive remedy at law and in equity under this Section 6.9(c) (subject to the terms of Section 12.2(d) below). The Members expressly acknowledge and agree that the retention of the Deposit is not intended as a forfeiture or penalty within the meaning of the Act or any other state law. The Members acknowledge that they have been advised by their counsel with respect to the foregoing provisions of this Section 6.9(c)(i) and by their initials set forth below indicate that the foregoing remedies are fair and reasonable and agree and covenant not to contest the validity of such remedy as a penalty, forfeiture or otherwise in any court of law (and/or in any reference or other proceeding).

___________________ INITIALS OF LEWIS	________________________ INITIALS OF LIMONEIRA

(ii)            Within five (5) days before the actual date of the closing pursuant to Section 6.9(c)(iii) below, the Independent Accountant shall recalculate the amount of cash that would be distributed and/or paid to each Member pursuant to Section 9.2(b) if such amount were determined as of the closing date under Section 6.9(c)(iii) (in lieu of the effective date of the Buy/Sell Notice) taking into account any contributions and/or distributions that occur after the effective date of the Buy/Sell Notice. Upon such determination, the Independent Accountant shall give each Member written notice ("Adjusted Price Determination Notice") thereof. The Independent Accountant shall reasonably and in good faith adjust the Purchase Price, if and to the extent necessary, to take into account the adjustments described in the Adjusted Price Determination Notice and to take into account appropriate prorations that would have been made if there had been an actual sale of the Project to a third party.

(iii)            The closing of a purchase and sale held pursuant to this Section 6.9(c) shall be held at the principal office of the Company on a Business Day designated by the Purchasing Member within forty-five (45) days following the Buy/Sell Election. The Selling Member shall transfer to the Purchasing Member (or the Purchasing Member's nominee(s)) the entire Membership Interest of the Selling Member free and clear of all liens, security interests, and competing claims and shall deliver to the Purchasing Member (or the Purchasing Member's nominee(s)) such instruments of transfer and such evidence of due authorization, execution, and delivery, and of the absence of any such liens, security interests, or competing claims, as the Purchasing Member (or the Purchasing Member's nominee(s)) shall reasonably request. The Purchase Price for the Selling Member's Membership Interest shall be paid by the Purchasing Member by delivering at the closing of a confirmed wire transfer of readily available funds or one (1) or more certified or bank cashier's checks made payable to the Selling Member in an amount equal to the Purchase Price, less the amount of the Deposit paid by the Purchasing Member pursuant to Section 6.9(c)(i) above (which shall be released to the Selling Member at the closing). Effective as of the closing for the purchase of the Selling Member's Membership Interest, the Selling Member shall withdraw as a member of the Company. In connection with any such withdrawal, the Purchasing Member may cause any nominee designated in the sole and absolute discretion of such Member to be admitted as a substituted member of the Company. Notwithstanding the foregoing, any indemnity of the Selling Member and its Affiliates provided for under this Agreement shall survive the sale of the Membership Interest of the Selling Member and its withdrawal as a member of the Company.

(iv)            At the closing, the Selling Member shall represent and warrant to the Purchasing Member that the sale of the Selling Member's Membership Interest to the Purchasing Member (or its nominee(s)) (A) does not violate, conflict with, or result in a breach of any provisions of, or constitute a material default (or an event that, with notice or lapse of time or both, would constitute a material default) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, security or pledge agreement, license, lease, franchise, permit, agreement or other instrument or obligation to which the Selling Member is a party (exclusive of any such agreement or other instrument or obligation to which the Company is a party), and (B) does not violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to the Selling Member or any of the other properties or assets of the Selling Member (exclusive of its Membership Interest in the Company). The Selling Member shall also represent and warrant to the Purchasing Member at such closing that no notice to, declaration, filing or registration with, or authorization, consent or approval, or permit from, any domestic or foreign governmental regulatory body or authority, or any other Person, is necessary in connection with the sale of its Membership Interest to the Purchasing Member.

(v)            The Purchase Price shall be offset at the closing of such purchase by the then unpaid principal balance of any and all Default Loan(s) (together with all accrued, unpaid interest thereon) made by the Purchasing Member to the Selling Member. Such Default Loan(s) (together with all accrued, unpaid interest thereon) shall be deemed paid to the extent of such offset, with such deemed payment to be applied first to the accrued interest thereon and thereafter to the payment of the outstanding principal amount thereof. If the Purchase Price is insufficient to fully offset the then unpaid principal balance of any and all Default Loan(s) (together with all accrued, unpaid interest thereon) made by the Purchasing Member to the Selling Member, then the portion of any such Default Loan(s) (and accrued, unpaid interest thereon) that remains outstanding following such offset shall be paid at the closing referenced in Section 6.9(c)(iii). Also, notwithstanding any provision of this Agreement to the contrary, the unpaid balance of any and all Default Loan(s) (including all outstanding principal amounts thereof and all accrued, unpaid interest thereon) made by the Selling Member to the Purchasing Member shall be required to be paid by the Delinquent Member at the closing referenced in Section 6.9(c)(iii).

(vi)            On or before the closing of a purchase and sale held pursuant to this Section 6.9(c), the Purchasing Member shall use such Member's reasonable and good faith efforts to obtain written releases of the Selling Member and the Selling Member's Affiliates from all liabilities under all Recourse Documents and all other liabilities of the Company for which the Selling Member (and/or its Affiliates) may have personal liability. To the extent the Purchasing Member is unable to obtain such releases on or before the closing, the Purchasing Member and an Affiliate of the Purchasing Member with a net worth reasonably acceptable to the Selling Member (and, in the case of Limoneira as the Purchasing Member, LIMCO, shall be deemed a reasonably acceptable party) shall jointly and severally indemnify, defend and hold the Selling Member (and its Affiliates) wholly harmless from and against all such liabilities and guaranties, except for any liabilities arising out of the Bad Conduct of the Selling Member (and/or its Affiliates).

(vii)            If the Purchasing Member defaults in its obligation to timely and validly close the purchase of the Selling Member's Membership Interest, then (A) the Purchasing Member shall not have any further right to deliver a Buy/Sell Notice pursuant to Section 6.9(a), and (B) the Selling Member shall have the right, but not the obligation, to elect to purchase the Membership Interest of the Purchasing Member by delivering written notice to such defaulting Member within thirty (30) days following such default. If the Selling Member makes the election described in clause (B) above, then the Purchase Price for the Purchasing Member's Membership Interest shall be equal to 90% of the Purchase Price determined under Section 6.9(a) and on the other terms and conditions set forth in this Section 6.9(c). If the Selling Member elects to purchase the Membership Interest of the Purchasing Member pursuant to this Section 6.9(c)(vii), then the Selling Member shall not be entitled to retain the Deposit under Section 6.9(c)(i).

(viii)            During the pendency of any proceedings under this Section 6.9(c), the Company shall continue its operations in the ordinary course of business, in accordance with the terms and conditions of this Agreement, provided that no Funding Notice shall be delivered pursuant to Section 2.3 and the Company shall not accept any contributions from the Members, but shall accept Member Loans if the Company has a Shortfall from either or both Members on terms reasonably approved by the Executive Committee.

(ix)            If, during the course of proceedings under this Section 6.9(c), and prior to the closing, there is material damage to the Project, taken as a whole, by fire, accident, act of God or other similar casualty, the Company receives notice of a threat of condemnation of a material portion of the Project, a claim is asserted against the Company by third parties that may not be fully satisfied from available insurance proceeds, or another similar event threatening the continuing viability of the Company occurs, then the Purchasing Member may terminate the proceedings under this Section 6.9(c) by written notice to Selling Member provided that the material damage, threat of condemnation, or claim that is the basis for such termination did not result from the intentional act or omission of the Purchasing Member occurring after the commencement of proceedings under this Section 6.9(c).

6.10            Project Insurance.

The Company shall purchase and maintain, or shall cause to be purchased and maintained, the policies of insurance determined by Manager.

SECTION 7.
BOOKS AND RECORDS

7.1            Books and Records.

(a)            Manager shall keep or cause to be made available at the specified office of the Company the following: (a) a current list of the full name and last known business, residence or mailing address of each Member, (b) a copy of the initial Certificate and all amendments thereto, (c) copies of all written limited liability company agreements, including this Agreement, and all amendments to the limited liability company agreements for the Company and each Company Entity, including any prior written limited liability company agreements, no longer in effect, (d) copies of the Company's federal, state and local income tax returns and reports, (e) minutes of every meeting of the Executive Committee as well as any written consents of the Executive Committee or actions taken by the Executive Committee without a meeting, and (f) any other additional pertinent information, including any information and expenses regarding any third party arrangement. Any such records or information maintained by the Company may be kept on or be in the form of any information storage device, provided that the records so kept are convertible into legible written form within a Cure Period of time. Any Member or its designated representative shall have the right, at any reasonable time upon at least two (2) Business Days prior written notice, to have access to and inspect and copy the contents of such books or records and information, which, upon request, shall be made available to such Member at the Company's office.

(b)            Manager shall keep adequate books and records at the Company's office, setting forth an account of all business transactions arising out of and in connection with the conduct of the Company. Any Member or its designated representative shall have the right, at any reasonable time upon at least two (2) Business Days prior written notice, to have access to and inspect and copy the contents of such books or records.

7.2            Reports.

Manager shall provide the following reports on the dates specified: (a) within twenty (20) days following the end of each calendar month other than the last calendar month of the fiscal year of the Company, Manager shall furnish to each Member, at the Company's expense, with unaudited financial statements consisting of a balance sheet, income statement, a statement of cash flows and a statement of sources and uses of funds for the month then ended; and (b) within twenty (20) days following the end of the last calendar month of the Fiscal Year of the Company, Manager shall furnish to each Member, at the Company's expense, with unaudited financial statements consisting of a balance sheet, income statement and statement of cash flows for the Fiscal Year then ended. In addition, Manager shall provide monthly reports (within twenty (20) days following the end of each month) to the Members, which shall include (i) a Project status report comparing actual results to the current Approved Budget; (ii) year-to-date draw requests on the Project Loan; (iii) status of any litigation involving the Company or any Company Entity; (iv) status of marketing efforts and pending sales; (v) a job cost report; (vi) such financial statements and financial and other reports as are required to be provided by the Company or any Company Entity under any of the Project Loan Documents; and (vii) such other reports and information regarding the Company and/or the Business as and when reasonably requested by Limoneira. The Company's annual financial statements shall be audited by the Independent Accountant, and the costs of the audit shall be treated as an Approved Project Cost for purposes of this Agreement. All of such financial statements shall be prepared in accordance with United States generally accepted accounting principles consistently applied, provided that monthly financial statements may omit footnotes and may be subject to normal year-end adjustments.

7.3            Tax Matters.

Manager shall cause the Company's tax returns to be prepared and filed by the Independent Accountant, unless otherwise required by the Executive Committee, at the expense of the Company as soon as reasonably practicable after the end of each Fiscal Year and shall cause tax information to be delivered to each Member as reasonably necessary for the filing of tax returns by such Member. The cost of preparing and filing such returns shall be borne by the Company (and shall be treated as an Approved Project Cost for all purposes of this Agreement). All such tax returns shall require the reasonable approval of Limoneira prior to their filing.

7.4            Fiscal Year; Accounting; Elections.

The Fiscal Year of the Company shall conclude on October 31st of each year as required by Code Section 706(b) and the Regulations promulgated thereunder ("Fiscal Year"). All decisions as to accounting matters and any election available pursuant to the Code, except as specifically provided to the contrary herein, shall be made by the Partnership Representative, in its reasonable discretion and approved by the Executive Committee.

7.5            Partnership Representative.

Lewis shall be the "partnership representative" of the Company under Section 6223 of the Code, as modified by the Bipartisan Budget Act of 2015, as amended (and any comparable provisions of state or local tax law) (the "Partnership Representative"). The Partnership Representative shall be required to promptly notify the Members (other than the Partnership Representative) and the Executive Committee upon the receipt of any correspondence from any federal, state or local tax authorities relating to the Company by giving writing notice within five (5) Business Days after becoming aware thereof. The Partnership Representative may not take any action on behalf of the Company (including actions contemplated by Code Sections 6222 through 6232) without the prior approval of the Executive Committee, which approval may not be unreasonably withheld, delayed or conditioned. Each Member (and its tax advisors) shall have the right to participate in all meetings or telephone calls with any taxing authority and in any tax proceedings.

SECTION 8.
TRANSFER OF COMPANY INTERESTS; NEW MEMBERS; DEFAULT REMEDY

8.1            General.

No Member shall Transfer all or any portion of its Membership Interest in the Company, or permit any Person (an "Interest Holder") that holds an Ownership Interest in such Member to Transfer any part of such interest, except for Transfers that comply with the requirements of Section 8.8 and that are either (a) approved in writing by the Executive Committee, (b) permitted under Section 8.2(a), or (c) Excluded Transfers. A transferee of a Member's interest in the Company will be admitted as a Substituted Member only pursuant to Section 8.2(b) or Section 8.6. Any purported Transfer that does not comply with the provisions of this Section 8 shall be void and of no force or effect to the maximum extent allowed by law.

8.2            Permitted Transfers and Excluded Transfers.

(a)            Permitted Transfers. A Member or any direct or indirect owner of a Member shall be permitted to Transfer its entire Membership Interest or Ownership Interest to any Person provided the Ownership Requirement applicable to such Member remains satisfied after such Transfer. The term "Ownership Requirement" means (i) with respect to Lewis, (A) more than fifty percent (50% ) of the total beneficial interests in Lewis are owned, directly or indirectly, by one (1) or more lineal descendants of Ralph M. Lewis (the "Lewis Descendants"), and (B) the Lewis Descendants have the right, directly or indirectly, to manage Lewis and/or to appoint and replace the individual(s) that directly or indirectly manage Lewis; and (ii) with respect to Limoneira, (A) more than fifty percent (50%) of the total beneficial interests in Limoneira are owned, directly or indirectly, by LIMCO, and (B) only LIMCO has the right to appoint and replace the individual(s) that manage Limoneira.

(b)            Admission of Permitted Transferees. If the Executive Committee approves a Transfer of a Member's entire Membership Interest in the Company, then the transferee shall be admitted as a Substituted Member upon (i) the payment of the reasonable out-of-pocket costs incurred by the Company and the non-transferring Member in connection with such admission, and (ii) the execution of instruments reasonably satisfactory in form and substance to the non-transferring Member, whereby the transferee agrees to be bound by all terms and conditions of this Agreement that were applicable to the transferring Member. Following the satisfaction of the requirements in clauses (i) and (ii), any such transferee shall be admitted as a member in the Company effective immediately prior to the effective date of the Transfer (as set forth in Section 8.7), and, immediately following such admission, the transferring Member shall cease to be a member of the Company, but shall not be released from any of its obligations or liability under this Agreement without the written consent of the other Member, which may be granted or withheld in the other Member's sole and absolute discretion, unless the transferee is a Person that results from a merger or consolidation with the transferring Member or that purchases all of the assets of the transferring Member.

(c)            Excluded Transfers. For purposes of this Agreement, an "Excluded Transfer" means any of the following events, to the extent they would otherwise be treated as a Transfer under the definition thereof: (i) the transfer of any publicly traded equity securities of LIMCO; (ii) the sale of all or substantially all of the assets of LIMCO, any change of control of LIMCO, or any merger or consolidation involving LIMCO; or (iii) the transfer of any direct or indirect interest in Lewis provided the Ownership Requirement applicable to Lewis remains satisfied after any such transfer.

8.3            Assignee of Member's Interest.

If, pursuant to a Transfer of a Membership Interest in the Company by operation of law and without violation of Section 8.1 (or pursuant to a Transfer that the Company is required to recognize notwithstanding any contrary provisions of this Agreement), a Person acquires an interest in the Company, but is not admitted as a Substituted Member pursuant to Section 8.2 or Section 8.6, then such Person:

(a)            shall be treated as an assignee of a Member's interest, as provided in the Act;

(b)            shall have no right to inspect the books or records of the Company, to participate in the business and affairs of the Company or to exercise any rights of a member under the Act or this Agreement (including, without limitation, any management, voting, or consent rights under this Agreement or the right to appoint any Representative to the Executive Committee); and

(c)            shall share in distributions from the Company with respect to the transferred interest, on the same basis as the transferring Member provided that any Damages to the Company as a result of such Transfer shall be offset against amounts that otherwise would be distributed to such Member or otherwise paid to such Member or an Affiliate of such Member pursuant to any contract or other arrangement with the Company (including any Affiliate Agreement).

8.4            Election; Allocations Between Transferor and Transferee.

Upon the transfer of the Membership Interest in the Company by any Member or distribution of any property of the Company to a Member, Manager may file an election in accordance with applicable Regulations, to cause the basis of the Company property to be adjusted for federal income tax purposes as provided by Sections 734 and 743 of the Code.

8.5            Withdrawal.

Except as provided in this Section 8, no Member may voluntarily or involuntarily withdraw or dissociate from the Company or terminate its Membership Interest therein without the prior written consent of the other Member, which consent may be withheld in such other Member's sole and absolute discretion. Any Member who withdraws from the Company in breach of this Section 8.5 shall be treated in accordance with Section 8.3 as an assignee of a Member's Membership Interest that is not admitted as a member, and shall not be relieved from any obligations under this Agreement, including, but not limited to, the obligation to make Capital Contributions and Member Loans to the Company as required under Section 2.3. The right to share in distributions granted under this Section 8.5 shall be in lieu of any right the withdrawn Member may have under the Act or otherwise to receive a distribution or payment of the fair market value of the Member's Membership Interest in the Company.

8.6            Substituted Members.

Except as provided in Section 8.2, no Person taking or acquiring, by whatever means, the Membership Interest of any Member in the Company shall be admitted as a substituted member in the Company (a "Substituted Member") without the written consent of the Executive Committee, which consent may be withheld or granted in the sole and absolute discretion of each Representative.

8.7            Effective Date of Transfer.

Any valid Transfer of a Member's Membership Interest in the Company, pursuant to the provisions of this Section 8 shall be effective as of the close of business on the day preceding the closing of the transaction evidencing the Transfer. The Company shall, from the effective date of such Transfer, thereafter make all distributions on account of the Membership Interest so transferred, to the transferee of such Membership Interest. As between any Member and its transferee, the Profits and Losses of the Company for federal, state, and local income tax purposes for the Fiscal Year of the Company in which such assignment occurs shall be apportioned for federal income tax purposes in accordance with any convention permitted under Section 706(d) of the Code reasonably selected by the Executive Committee.

8.8            Additional Limitations on Transfer.

Notwithstanding any other term of this Agreement, no Transfer of any Membership Interest in the Company or Ownership Interest in any Member may be effectuated, unless in the opinion of the Company's counsel the Transfer (a) would not result in a breach of, or acceleration of obligations under, any provision of any instrument governing any Recourse Document or under any provision of the Project Loan Documents or other major contract to which the Company is a party; (b) would comply with the Securities Act of 1933 and applicable securities laws of any other jurisdiction; and (c) would not violate any other applicable laws, provided that the provisions of this Section 8.8 may be waived by the consent of the Representatives of the Executive Committee of the Member that is not causing the Transfer of a Membership Interest or Ownership Interest in a Member. The Member who desires to Transfer a Membership Interest in the Company (or in which an Ownership Interest is desired to be transferred) shall be responsible for all legal fees incurred in connection with said opinion.

8.9            Transfer Indemnity.

If the transfer of any Member's Membership Interest or the transfer of an Ownership Interest in any Member would either (i) result on a cumulative basis in the transfer of more than fifty (50%) of the direct and/or indirect ownership interests in the Company following the date of its formation, or (ii) cause there to be a "change in control" of the Company within the meaning of California Revenue and Taxation Code Section 64(c)(1), then such Member and its transferee shall jointly and severally indemnify the Company for any loss, cost, expense or liability incurred by the Company as a result of (A) any documentary taxes that may be imposed on the Company, and (B) any reassessment of the Project under California Proposition 13.

SECTION 9.
RIGHT OF FIRST OFFER/REFUSAL

9.1            Sale of the Property.

Within thirty (30) days after the election of either Member to dissolve the Company pursuant to Section 10.1(b) or 10.1(c), the Non-Electing Member (as defined in Section 2.4) shall deliver written notice to the other Member (the "Electing Member") setting forth the terms and conditions upon which the Non-Electing Member proposes for the Company to sell the Property (the "Property Sale Notice"). The Property Sale Notice shall set forth the proposed sale price for the Property determined in the sole and absolute discretion of the Non-Electing Member (the "Gross Sale Price"), which shall be payable, in cash, at the closing for the purchase and sale of the Property. The Property Sale Notice shall also include the other terms determined in the sole and absolute discretion of the Non-Electing Member for the proposed sale of the Property provided such terms shall include a sixty (60) due diligence period with a closing within thirty (30) days thereafter. In addition, the Property Sale Notice shall also set forth the Gross Sale Price for the Property net of any estimated third-party commissions, title insurance and other closing costs payable in connection with such sale (the "Net Sale Price"). The Non-Electing Member shall disclose to the Electing Member all material information concerning the Property actually known by the Non-Electing Member (and generally not known by the Electing Member) that could reasonably be expected to influence the Electing Member's decision to purchase the Property.

9.2            Right of First Offer.

For a period of thirty (30) days following the effective date of the Property Sale Notice, the Electing Member shall have the right, but not the obligation, to elect by delivering written notice of such election to the Non-Electing Member (the "ROFO Purchase Notice") to purchase all, but not less than all, of the Property for the Net Sale Price and on the other terms set forth in the Property Sale Notice. If the Electing Member timely and validly elects to purchase the Property in accordance with this Section 9.2, then the closing of the purchase and sale shall be held at the principal place of business of the Company on a business day designated by the Electing Member that is within thirty (30) days following the effective date of the ROFO Purchase Notice.

9.3            Sale on the Open Market.

If the Electing Member fails to timely elect to purchase the Property pursuant to Section 9.2, then the Non-Electing Member shall be entitled to cause the Company (i) to offer the Property for sale on the open market, and (ii) to accept an offer within one hundred eighty (180) days after the expiration of the thirty (30)-day election period set forth in Section 9.2 for the sale of the Property from an independent third-party that is not an Affiliate of either Member (the "Third-Party Offer") that contains a purchase price that is equal to or greater than ninety-seven percent (97%) of the Gross Sale Price and on other terms that are not significantly less favorable to the Company than those set forth in the Property Sale Notice. If the Non-Electing Member fails to cause the Company to close the sale of the Property within such one hundred eighty (180) day period, then the Non-Electing Member shall be prohibited from causing the Company to sell the Property, unless the Non-Electing Member again complies with the provisions of this Section 9.

9.4            Right of First Refusal.

If, during the one hundred eighty (180)-day period described in Section 9.3, a Third-Party Offer is received by the Company that contains a purchase price that is less than the Gross Sale Price and/or terms that are significantly less favorable to the Company than those set forth in the Property Sale Notice and the Non-Electing Member desires for the Company to sell on such terms, then the Electing Member shall have the right to purchase the Property at such price and on such other terms set forth in such Third-Party Offer by delivering written notice (the "RFR Purchase Notice") to the Non-Electing Member. If the Electing Member fails to elect to purchase on such terms within ten (10) business days after receipt of the Third-Party Offer, then the Property shall be sold by the Company to the party making the Third-Party Offer on the terms set forth therein. If the Electing Member timely delivers an RFR Purchase Notice pursuant to this Section 9.4, then the closing of the purchase and sale shall be held at the principal place of business of the Company on a business day designated by the Electing Member that is within thirty (30) days following the effective date of the RFR Purchase Notice. If the Non-Electing Member fails to cause the Company to close the sale of the Property within such one hundred eighty (180)-day period, then the Non-Electing Member shall be precluded from causing the Company to sell the Property unless it again complies with the provisions of this Section 9.

9.5            Terms of Purchase.

The purchase of the Property by the Electing Member pursuant to this Section 9 shall be in accordance with the following terms and conditions:

(a)            Property Sale Agreement. The Property shall be purchased by the Electing Member pursuant to a purchase agreement (the "Property Sale Agreement "), which shall contain such terms and conditions that are consistent with the terms and conditions of this Section 9.

(b)            Purchase Price Deposit. Any offer by the Electing Member to purchase the Property pursuant to this Section 9 shall be valid and effective only if the Electing Member deposits into the Escrow established pursuant to Section 9.5(c) a deposit equal to three percent (3%) of the purchase price payable for the Property (the "Purchase Price Deposit"). The Purchase Price Deposit shall be required to be made within ten (10) days following the effective date of the ROFO Purchase Notice or the RFR Purchase Notice, as applicable, and shall be non-refundable if the Electing Member breaches its obligation to purchase the Property under the Property Sale Agreement. The Purchase Price Deposit shall be applicable to the purchase price to be paid by the Electing Member for the Property. The Purchase Price Deposit shall be deposited in cash, a certified or bank cashier's check made payable to the order of the Escrow Holder or a confirmed wire transfer of immediately available federal funds.

(c)            Escrow. Any sale of the Property to the Electing Member (or its designated Affiliate) pursuant to this Section 9.5 shall be accomplished through an escrow ("Escrow") established with a national escrow company selected by the Electing Member (the "Escrow Holder"). The close of escrow shall be on the date determined pursuant to Section 9.2 or Section 9.4, as the case may be. At least one (1) business day prior to the close of escrow, (i) the Electing Member shall deposit with the Escrow Holder any documents required under the Property Sale Agreement and the balance of the purchase price to be paid for the Property, in cash, by one (1) or more certified or bank cashier's checks made payable to the Escrow Holder, or by a confirmed wire transfer of immediately available federal funds, and (ii) the Company shall deposit with the Escrow Holder any documents required under the Property Sale Agreement for the Property including, without limitation, one (1) or more duly executed and acknowledged grant deeds conveying fee title to the Property to the Electing Member (or its designated Affiliate) and such other documents as are reasonably necessary to cause the Company to transfer title to the Property to the Non-Electing Member (or its designated Affiliate). The Company and the Non-Electing Member agree to execute and deliver to the Escrow Holder its standard escrow instructions; provided, however, to the extent of any inconsistency between such instructions and this Section 9.5(c), this Section 9.5(c) shall control.

(d)            Condition of Title. Subject to the obligation of the Company to transfer the Property free of any monetary encumbrances, the Electing Member shall be deemed to have approved the condition of title of the Property (including, without limitation, any and all liens and security interests of record then encumbering any Property or any portion thereof) as of the date the Property Sale Agreement is fully executed and delivered. The close of escrow shall be conditioned only upon (i) the Electing Member obtaining from the title company selected by the Electing Member, a title policy subject only to the condition of title approved or deemed to have been approved by the Electing Member in the amount of the purchase price for the Property, and (ii) the satisfaction (or waiver) of any conditions set forth in the Property Sale Agreement for the benefit of the Electing Member. Any and all escrow fees, title insurance premiums, documentary transfer taxes (or similar taxes), recording costs and any other closing costs incurred in connection with the sale of the Property shall be allocated and borne by the Company, on the one hand, and the Electing Member, on the other hand, in accordance with the Property Sale Agreement. If the Property Sale Agreement does not provide for the sharing of any such cost or expense, then the Company, on the one hand, and the Electing Member, on the other hand, shall each bear any such costs in accordance with local custom in Ventura County, California. Notwithstanding the above, the Company, on the one hand, and the Electing Member, on the other hand, shall be responsible for paying their own legal fees and costs incurred in connection with the sale of the Property.

(e)            Condemnation or Damage. If all or any portion of the Property to be purchased pursuant to this Section 9 is prior to the close of escrow taken by any governmental entity through the exercise of such entity's power of eminent domain or materially damaged, then within ten (10) days following the date the Company receives notice of such taking or material damage, the Electing Member shall either (i) terminate the Escrow, or (ii) purchase the remaining portion of the Property without any reduction in the purchase price for the Property, in which case the Electing Member shall be entitled to receive any proceeds or payments resulting from such taking or damage.

(f)            Acquisition by Affiliate. The Members acknowledge and agree that the Electing Member may cause the Property to be purchased by the Electing Member pursuant to this Section 9 or by any Affiliate designated by the Electing Member.

(g)            AS-IS Transfer. Except as otherwise provided in the Property Sale Agreement, the Company shall transfer title to the Property to the Electing Member or its designated Affiliate on an "AS-IS-WHERE-IS" basis without any representation or warranty whatsoever from the Company. The Electing Member shall be entitled to assume, or acquire the Property (or any portion thereof) subject to, any monetary liens encumbering the Property, provided that the Electing Member obtains any required consents from the applicable lender(s) and written releases of the Company and the Non=-Electing Member and its Affiliates from such liens (to the extent the Company and/or the Non-Electing Member (or any of its Affiliates) have recourse liability for such liens). The Property shall be transferred to the Electing Member (or its designated Affiliate), free and clear of any and all monetary liens, except for those liens assumed or taken subject to in the manner permitted above. The purchase price payable by the Electing Member for the Property shall be reduced to the extent any such monetary liens are assumed, or taken subject to, by the Electing Member (or its designated Affiliate).

9.6            Liquidated Damages.

NEITHER OF THE MEMBERS WOULD HAVE AGREED TO ENTER INTO THIS AGREEMENT BUT FOR THE AGREEMENT OF THE MEMBERS TO COMPLY WITH THE PROVISIONS OF THIS SECTION 9. ACCORDINGLY, SUBJECT TO SECTION 9.9, IF THE ELECTING MEMBER BREACHES ITS OBLIGATION TO CLOSE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 9, THEN THE COMPANY SHALL BE ENTITLED TO RETAIN THE PURCHASE PRICE DEPOSIT MADE BY THE ELECTING MEMBER AS THE SOLE AND EXCLUSIVE REMEDY AVAILABLE TO THE COMPANY AND THE NON-ELECTING MEMBER IN CONNECTION WITH SUCH DEFAULT. THE MEMBERS ACKNOWLEDGE AND AGREE THAT THE RIGHT OF THE COMPANY TO RETAIN THE PURCHASE PRICE DEPOSIT PURSUANT TO THIS SECTION 9.9 SHALL CONSTITUTE LIQUIDATED DAMAGES TO THE COMPANY AND THE NON-ELECTING MEMBER AND SHALL BE IN LIEU OF ANY OTHER RIGHTS AND/OR REMEDIES THAT MAY BE AVAILABLE AT LAW AND/OR EQUITY TO THE COMPANY OR THE NON-ELECTING MEMBER. THE PARTIES AGREE THAT IT WOULD BE IMPRACTICABLE AND EXTREMELY DIFFICULT TO ASCERTAIN THE ACTUAL DAMAGES SUFFERED BY THE COMPANY OR THE NON-ELECTING MEMBER AS A RESULT OF THE FAILURE OF THE ELECTING MEMBER TO CLOSE TIMELY THE PURCHASE OF THE PROPERTY AND THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE HEREOF, THE LIQUIDATED DAMAGES PROVIDED FOR ABOVE REPRESENT A FAIR AND REASONABLE ESTIMATE OF THE DAMAGES WHICH THE COMPANY AND THE NON-ELECTING MEMBER WILL INCUR AS A RESULT OF SUCH FAILURE. THE MEMBERS EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE RETENTION OF THE DEPOSIT IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTION 3375 OR 3369 OR UNDER ANY OTHER STATE LAWS, BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO THE COMPANY UNDER DELAWARE LAW (OR PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677 TO THE EXTENT DELAWARE LAW DOES NOT APPLY). THE MEMBERS ACKNOWLEDGE THAT THEY HAVE BEEN ADVISED BY THEIR COUNSEL WITH RESPECT TO THE FOREGOING PROVISIONS OF THIS SECTION 9.9 AND BY THEIR INITIALS SET FORTH BELOW INDICATE THAT THE FOREGOING REMEDIES ARE FAIR AND REASONABLE AND AGREE AND COVENANT NOT TO CONTEST THE VALIDITY OF SUCH REMEDY AS A PENALTY, FORFEITURE OR OTHERWISE IN ANY COURT OF LAW (AND/OR ARBITRATION).

__________________	__________________
INITIALS OF LEWIS	INITIALS OF LIMONEIRA

9.7            Release and Indemnity.

On or before the closing of the purchase of the Property (or the Non-Electing Member's Membership Interest) by the Electing Member pursuant to this Section 9, the Electing Member shall use such Member's reasonable efforts to obtain written releases of the Non-Electing Member and its Affiliates from all liabilities of the Company for which the Non-Electing Member (and/or any such Member's Affiliates) may have personal liability and from all guarantees of such liabilities of the Company including, without limitation, releases of the Non-Electing Member under any Recourse Documents that relate to the Property. To the extent the Electing Member is unable to obtain such releases on or before the closing, the Electing Member shall indemnify, defend and hold the Non-Electing Member (and such Member's Affiliates) wholly harmless from and against all such liabilities and guaranties, except for any liabilities arising out of the gross negligence or willful misconduct of the Non-Electing Member (and/or such Member's Affiliates).

9.8            Repayment of Default Loans.

If the Electing Member elects to purchase the Property or the Membership Interest of the Non-Electing Member in accordance with this Section 9, then any amounts that would be distributable or payable to the Electing Member pursuant to this Section 9 shall be offset at the closing of such purchase by the then unpaid principal balance of any and all Default Loan(s) (together with all accrued, unpaid interest thereon) made by the Non-Electing Member to the Electing Member. Such Default Loan(s) (together with all accrued, unpaid interest thereon) shall be deemed paid to the extent of such offset, with such deemed payment to be applied first to the accrued interest thereon and thereafter to the payment of the outstanding principal amount thereof. If the proceeds to be distributable or payable to the Electing Member pursuant to this Section 9 are insufficient to fully offset the then unpaid principal balance of any and all Default Loan(s) (together with all accrued, unpaid interest thereon) made by the Non-Electing Member to the Electing Member, then the portion of any such Default Loan(s) (and accrued, unpaid interest thereon) that remains outstanding following such offset shall be due and payable in full at the closing of such purchase. Also, if the Electing Member elects to purchase the Property or the Membership Interest of the Non-Electing Member in accordance with this Section 9, then, notwithstanding any other provision contained in this Agreement, the unpaid principal balance of any and all Default Loan(s) (together with all accrued, unpaid interest thereon) made by the Electing Member to the Non-Electing Member shall be due and payable in full at the closing of such purchase and sale in accordance with this Section 9.

9.9            Member Default.

Notwithstanding any other provision contained in this Agreement, if either Member defaults under any of its obligations set forth in this Section 9, then at the option of the non-defaulting Member, the procedures set forth in this Section 9 shall be continued or terminated. Regardless of whether the non-defaulting Member elects to continue or terminate the procedures set forth in this Section 9, from and after the date of the default, (i) the defaulting Member shall not be entitled to participate in the management of, or otherwise vote upon, any matter pertaining to the business and affairs of the Company or any other matter that such Member is entitled to vote upon under this Agreement, (ii) management of the Company shall be controlled exclusively by the non-defaulting Member, (iii) the defaulting Member shall not be entitled to implement the provisions of Section 9, (iv) the non-defaulting Member may elect to implement the provisions in Section 9 at any time, (v) the rights of the defaulting Member shall be limited solely to those of an assignee that is not admitted as a substituted member in accordance with the provisions of Section 8.3 (i.e., sharing in any allocations and/or distributions of Profits, Losses (and items thereof) and Net Cash Flow and liquidating distributions to which such Member is entitled to receive under this Agreement, and (vi) the defaulting Member shall not have any authority to act for or bind the Company.

9.10            Restructuring of the Purchase and Sale.

If the Electing Member validly elects to purchase the Property in accordance with the foregoing provisions of this Section 9, then the Electing Member shall have the right, but not the obligation, to cause such purchase and sale to be structured as either (i) an in-kind distribution of an undivided portion of the Property to the Electing Member equal to the portion of the Net Cash Flow that would have been distributed to the Electing Member if it had purchased the entire Property, or (ii) a purchase and sale by the Electing Member of the Non-Electing Member's entire Membership Interest in the Company for a purchase price equal to the amount that would have been distributed to the Non-Electing Member if the Electing Member had purchased the entire Property and the Company was thereafter liquidated. If the Electing Member elects to cause the purchase and sale to be structured as a purchase and sale of the Non-Electing Member's Membership Interest, then the Non-Electing Member shall transfer to the Electing Member (or the Electing Member's designated Affiliate) the entire Membership Interest of the Non-Electing Member free and clear of all liens, security interests, and competing claims and shall deliver to the Electing Member (or the Electing Member's designated Affiliate) such instruments of transfer and such evidence of due authorization, execution, and delivery, and of the absence of any such liens, security interests, or competing claims, as the Electing Member (or the Electing Member's designated Affiliate) shall reasonably request. The Electing Member shall pay the purchase price for the Non-Electing Member's Membership Interest by delivering, at the closing, cash, one (1) or more certified or bank cashier's checks made payable to the Non-Electing Member, or by a confirmed wire transfer of immediately available federal funds. In no event shall the amount received by the Non-Electing Member following the restructuring of the purchase and sale of the Property pursuant to this Section 9.10 be less than the amount that the Non-Electing Member would have received if the Electing Member had purchased the entire Property. The foregoing provisions shall be interpreted and applied in a manner that results in each Member being in the same position, as closely as possible, that such Member would have been in if the entire Property had been sold to the Electing Member and the Company was thereafter liquidated.

SECTION 10.
DISSOLUTION AND TERMINATION

10.1            Dissolution.

In the event of any Member's bankruptcy, dissolution, retirement, resignation, expulsion or other cessation to serve or the admission of any new member into the Company, the Company shall not dissolve, but the business of the Company shall continue without interruption and without any break in continuity. Except as may be permitted in accordance with this Agreement, to the maximum extent allowed by law, each Member shall not have the right to, and each Member hereby agrees that such Member shall not, seek to dissolve or cause the dissolution of the Company or seek to cause a partial or whole distribution or sale of Company assets whether by court action or otherwise, it being agreed that any actual or attempted dissolution, distribution or sale would cause a substantial hardship to the Company and the remaining Member. The Company shall only dissolve upon the first to occur of any of the following events:

(a)            The unanimous election by the Members to dissolve the Company;

(b)            The election by either Member to dissolve the Company after the expiration of the Entitlement Target Date if the Site Specific Entitlements have not been obtained by the Company on or before such date (provided such election is made prior to the date (if any) that the Site Specific Entitlements are obtained by the Company);

(c)            The election by either Member to dissolve the Company if the Executive Committee Representatives fail to reach unanimous agreement for the Company to develop and construct the Apartment Complex within ninety (90) days after the Site Specific Entitlements have been obtained or such later date that is approved by the Members (provided such election is made prior to the date (if any) that the Executive Committee Representatives reach unanimous agreement for the Company to develop and construct the Apartment Complex);

(d)            The election by either Member to dissolve the Company if the Executive Committee Representatives fail to reach unanimous agreement on the terms and conditions of the initial Project Loan within one hundred eighty (180) days after the date (if any) that the Site Specific Entitlements have been obtained (provided such election is made prior to the date the Company closes the initial Project Loan);

(e)            The sale or disposition of all of the Company's assets and the collection of all proceeds realized in connection thereunder (including, without limitation, the collection of any promissory note or other deferred amounts); or

(f)            The entry of a judicial decree of dissolution under Section 18-802 of the Act.

10.2            Winding Up.

(a)            General Matters. Subject to Section 9, following the dissolution of the Company, as provided in Section 10.1, Manager, or if there is no Manager, each remaining Member, shall wind up the Company as provided in Section 18-803 of the Act. During such winding up process, the Profits, Losses and Net Cash Flow distributions shall continue to be shared by the Members in accordance with this Agreement. After the dissolution of the Company, the Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company's separate existence shall continue until a certificate of cancellation has been filed with the Delaware Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.

(b)            Liquidation and Distribution of Assets. Upon the dissolution of the Company, the Executive Committee shall take full account of the Company's liabilities and assets, and such assets shall be liquidated by Manager as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 6. The proceeds from liquidation of the Company's property, to the extent sufficient therefor, shall be applied and distributed in the following order:

(i)            To the payment and discharge of all of the Company's debts and liabilities, including those to Members who are creditors in the order of priority required by law, and to the establishment of any necessary reserves (including, without limitation, reserves for insurance deductibles); and

(ii)            To the Members in accordance with Section 4.1.

Any reserves withheld pursuant to Section 10.2(b)(i) shall be distributed as soon as practicable, as determined in the reasonable discretion of Manager, to the Members pursuant to Section 10.2(b)(ii).

10.3            Certificate of Cancellation.

When all debts, liabilities, and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Members, a certificate of cancellation shall be executed and filed by any Member with the Delaware Secretary of State.

SECTION 11.
EXCULPATION AND INDEMNIFICATION

11.1            Exculpation and Reliance on Information and this Agreement.

The Members hereby agree to the exculpation, indemnity and other provisions set forth below as follows:

(a)            Limitation on Liability. Neither Manager, and Manager Affiliate, any Member, any Officer nor any Affiliate, direct or indirect member, partner, shareholder, director, officer, manager or trustee of any such Person or any other Person designated by Manager (collectively, the "Covered Persons") shall be liable or accountable in damages or otherwise to the Company or to any Member for any error of judgment or any mistake of fact or law or for anything that such Covered Person may do or refrain from doing hereafter, except to the extent caused by such Covered Person's bad faith, fraud, willful misconduct, gross negligence or breach of this Agreement or any Affiliate Agreement.

(b)            Reliance upon Information, Opinions, Reports, etc. A Covered Person shall be fully protected in relying in good faith upon the records of the Company, any information received by Manager, any Member or the Company with respect to the Property (financial or otherwise), and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person's professional or expert competence including, but not limited to, information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or cash flow or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

(c)            Reliance upon Agreement. To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they define the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

11.2            Member Indemnification.

Each Member (such Member, the "Indemnifying Party") shall and does hereby indemnify, defend (with counsel selected by the Indemnifying Party) and hold wholly harmless, to the fullest extent permitted by law, the Company, the other Member and their respective Affiliates (each, as applicable, the "Indemnified Parties") for, from and against and in respect of any and all Damages, actually incurred by the Indemnified Parties to the extent attributable to Bad Conduct or breach of this Agreement (including any Capital Default) or any Affiliate Agreement by the Indemnifying Party or any Affiliate thereof (including, but not limited to, the breach by any Indemnifying Party or Affiliate thereof of any representation or warranty contained in this Agreement or any Affiliate Agreement); provided, however, that Damages shall not include any Damages to the extent covered by insurance maintained by or for the benefit of such Indemnified Party or any Excluded Liabilities. In the event the Indemnifying Party or any of its Affiliates incurs an indemnification obligation pursuant to this Section 11.2, then the Indemnifying Party shall (i) in the event the Company has suffered Damages, make a cash payment to the Company in the amount of the indemnification obligation which, for the avoidance of doubt, will (A) not be treated as a Capital Contribution to the Company; and (B) not result in credit to the Indemnifying Party's Capital Account or Unreturned Contribution Account; or (ii) in the event the Indemnified Party is not the Company, make a cash payment to the Indemnified Party in the amount of the indemnification obligation.

11.3            Company Indemnification.

(a)            General Indemnity. The Company shall and does hereby indemnify, defend (with counsel selected by the Executive Committee) and hold wholly harmless, to the fullest extent permitted by law, each Covered Person, from and against any and all Damages incurred by such Covered Person by reason of anything which such Covered Person may do or refrain from doing that arises out of or relates to the Company. Notwithstanding the foregoing, no Covered Person shall be entitled to be indemnified by the Company to the extent any such Damages are covered by insurance maintained by or for the benefit of such Covered Person or to the extent such Damages are incurred by such Covered Person by reason of such Covered Person's Bad Conduct or breach of this Agreement or any Affiliate Agreement.

(b)            Financing Indemnity. Without limiting the provisions of Section 11.3(a), the Guarantors may execute and deliver one (1) or more Recourse Documents pursuant to Section 3.2 that may impose liability upon such Guarantors in connection with any financing or refinancing obtained by the Company or any Company Entity or other transactions entered into by the Company or any Company Entity. The Members acknowledge and agree that each Guarantor shall execute and deliver one (1) or more Recourse Documents as an accommodation to the Company and the Members. Accordingly, if any Guarantor incurs any Damages under any Recourse Document, then the Company shall indemnify, defend (with counsel selected by the Executive Committee), protect and hold such Guarantor wholly harmless from and against all such Damages incurred by such Guarantor as a result of such Recourse Document; provided, however, the foregoing indemnification obligation shall not extend or apply to any Damages incurred by any such Guarantor resulting from the Bad Conduct of, or breach of this Agreement by, such Guarantor (other than a failure to pay any amounts due under any such Recourse Document as a result of the breach or default of the Company) or to the extent such Damages are covered by insurance maintained by or for the benefit of such Guarantor.

(c)            Delivery of Funding Notice. Notwithstanding any other term of this Agreement, Manager may deliver a Funding Notice to the Members pursuant to Section 2.3 without the consent or approval of the Executive Committee or any Member if the Company has insufficient funds to satisfy its obligations under this Section 11.3.

11.4            Survivability of Provisions.

The provisions of this Section 11 shall survive each Member's withdrawal as a member of the Company and the liquidation of the Company.

SECTION 12.
DEFAULT AND REMEDIES

12.1            Events of Default.

The occurrence of any of the following events (each an "Event of Default") shall constitute an event of default and the Member so defaulting (the "Defaulting Member") shall thereafter be deemed to be in default without any further action whatsoever on the part of the Company or the other Member (the "Non-Defaulting Member") (other than with respect to any notice specifically required by this Agreement):

(a)            Bad Acts. Bad Conduct by such Member (or by such Member as Manager, or by such Member's Manager Affiliate) in connection with the Business ("Bad Act Event");

(b)            Resignation or Withdrawal. The resignation or withdrawal, or attempted resignation or withdrawal, by a Member from the Company in violation of this Agreement without the prior written consent of the other Member ("Withdrawal Event");

(c)            Dissolution or Liquidation. Any dissolution or liquidation of a Member or the taking of any action by its owners, members, managers, partners, directors, majority stockholder, or Parent intended to cause the dissolution or liquidation of such Member, unless either (i) the business of such Member is carried on without termination; or (ii) substantially all assets of the Member, including its interests in the Company, are transferred or are to be transferred to a transferee permitted under this Agreement or to a Person acquiring substantially all of the assets of the Parent of such Member, whether by purchase, contribution, merger, or change of control resulting from stock transfers in a Parent that is publicly traded ("Dissolution Event");

(d)            Voluntary Bankruptcy. The bankruptcy of a Member, which means: (i) the inability of the Member generally to pay its debts as such debts become due, or an admission in writing by the Member of the Member's inability to pay the Member's debts generally or a general assignment by the Member for the benefit of creditors; (ii) the filing of any petition or answer by the Member seeking to adjudicate the Member as bankrupt or insolvent, or seeking for the Member any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of the Member or the Member's debts under any law relating to bankruptcy, insolvency, or reorganization or relief of debtors, or seeking, consenting to, or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian, or other similar official for the Member or for any substantial part of the Member's property; or (iii) any action taken by the Member to authorize any of the actions set forth above ("Voluntary Bankruptcy Event");

(e)            Involuntary Bankruptcy. The involuntary bankruptcy of a Member, which means, without the consent or acquiescence of the Member, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or other similar relief under any present or future bankruptcy, insolvency, or similar statute, law, or regulation, or the filing of any such petition against such Person, which petition shall not be dismissed within ninety (90) days, or without the consent or acquiescence of the Member, the entering of an order appointing a trustee, custodian, receiver, or liquidator of the Member or of all or any substantial part of the property of the Member, which order shall not be dismissed within ninety (90) days ("Involuntary Bankruptcy Event"); or

(f)            Breach. The occurrence of any of the following events; provided that if any of such event is reasonably susceptible of cure, then such event shall not constitute an Event of Default unless and until such occurrence is not cured within a Cure Period after notice of such default is given by the other Member:

(i)            If any material representation, warranty, or other statement of fact made by any Member or Affiliate thereof contained in this Agreement or any Affiliate Agreement is materially misleading in any material respect;

(ii)            A Member's failure to perform any other material obligation or act required of that Member (whether in its capacity as a Member or Manager) by the provisions of this Agreement;

(iii)            An Affiliate of a Member failing to perform any material obligation, act, or acts required of such Affiliate by the provisions of any Affiliate Agreement;

(iv)            Any Transfer by any Member in breach of the terms of this Agreement ("Transfer Event"); or

(v)            Any other breach by a Member (whether in its capacity as a Member or Manager) of this Agreement.

12.2            Remedies.

With respect to each Event of Default other than a failure to make a Capital Contribution or Member Loan which shall be exclusively governed by Section 2.6 of this Agreement:

(a)            Non-Defaulting Member Remedies. The Non-Defaulting Member shall have all rights and remedies set forth in this Agreement and all available remedies at law and in equity;

(b)            Company Remedies. The Company shall have all rights and remedies set forth in this Agreement and all available remedies at law and in equity;

(c)            Default Loan Remedies. If the Event of Default is attributable to the Defaulting Member's failure to make a cash payment to the Company pursuant to the provisions of Section 11.2, then (i) the Non-Defaulting Member shall have the right, but not the obligation, to make a Default Loan to the Defaulting Member in the amount of the Company's Damages; and (ii) the Defaulting Member shall be deemed to have used the proceeds of such Default Loan to satisfy its obligation to reimburse the Company for the Company Damages (without credit to such Defaulting Member's Capital Account or and Unreturned Contribution Account). The Non-Defaulting Member shall also be entitled to offset against the Defaulting Member's obligation (i) any distributions or payments to be made by the Company to the Defaulting Member pursuant to Section 4.1 (including reference thereto pursuant to Section 10.2(b)(ii)); and (ii) any payments owed or to be made by the Company to the Defaulting Member or any Affiliate of the Defaulting Member pursuant to any contracts with the Company (including, without limitation, under any Affiliate Agreement). Amounts that the Company offsets pursuant to the preceding sentence shall be treated for all purposes of this Agreement and the applicable contract as if such amounts had been paid by the Company directly to the Defaulting Member or the Affiliate of the Defaulting Member followed by the Defaulting Member's and/or the Affiliate's payment of such amount to the Company pursuant to the indemnification obligation provided by Section 11.2 of this Agreement.

(d)            Loss of Voting Rights. If there is an uncured Event of Default that is a Bad Act Event, Withdrawal Event, Voluntary Bankruptcy Event, Involuntary Bankruptcy Event or Transfer Event, then (i) the Defaulting Member's Representatives shall not be entitled to serve on the Executive Committee and its Representatives shall not be entitled to otherwise vote upon any matters under this Agreement (exclusive of any Fundamental Decision), (ii) the management of the business and affairs of the Company shall be vested solely in the Representatives of the Non-Defaulting Member, (iii) the rights of the Defaulting Member shall be limited solely to those of an assignee that is not admitted as a substituted member in accordance with the provisions of Section 8.3 (i.e., sharing in any allocations and/or distributions of Profits, Losses (and items thereof) and Net Cash Flow and liquidating distributions to which such Member is entitled to receive under this Agreement), and (iv) the Defaulting Member shall not have any authority to act for or bind the Company. For the avoidance of any doubt, the Members acknowledge that a Transfer Event shall not be to have occurred unless such event is not cured within the Cure Period after notice of such default is given by the Non-Defaulting Member.

(e)            Notwithstanding the foregoing provisions of this Section 12.2, a Member (and its Affiliates) shall not be liable for any Excluded Liabilities.

SECTION 13.
MISCELLANEOUS

13.1            Notices.

Any notice, demand, request or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person to whom the same is directed, sent by registered or certified mail, return receipt requested, or sent by Federal Express or any other courier service guaranteeing overnight delivery, addressed to any Member at the address appearing below such Person's name on Exhibit B or by electronic transmission to the electronic mail address set below such Person's name on Exhibit B (followed by notice by mail sent in the manner described above, or by Federal Express or other courier service), or if to the Company, by notice to each Member as herein provided, or to such other address as each Member may from time to time specify by notice in accordance with this Section 13.1. Any such notice shall be deemed to have been delivered, given, and received for all purposes as of the date so delivered, at the applicable address; provided that notices received on a day that is not a Business Day, or after 5:00 p.m. (at the location to which delivery is to be made) on a Business Day shall be deemed received on the next Business Day. Notice to a party shall not be effective unless and until each required copy of such notice specified on Exhibit B (or as the parties may from time to time specify by notice in accordance with this Section 13.1) is given. The inability to deliver a notice because of a changed address of which no notice was given or an inoperative facsimile number for which no notice was given of a substitute number, or any rejection or other refusal to accept any notice, shall be deemed to be the receipt of the notice as of the date of such inability to deliver or rejection or refusal to accept. Any notice to be given by any party hereto may be given by legal counsel for such party. Any telephone numbers set forth on Exhibit B are provided for convenience only and shall not alter the manner of giving notice set forth in this Section 13.1.

13.2            Independent Activities. The Members hereby agree as follows regarding their respective rights to engage in activities that are independent of the business of the Company:

(a)            Waiver of Rights with Respect to Independent Activities. Nothing in this Agreement shall be construed to: (i) prohibit any Member or any of its respective Affiliates from continuing, acquiring, owning, or otherwise participating in any transaction, investments, and business ventures and undertakings of every type and nature (each an "Independent Activity" and collectively the "Independent Activities") that is not owned or operated by the Company even if such Independent Activity is or may be in competition with the Company; (ii) require any Member or any of its Affiliates to allow the Company or any other Member to participate in the ownership or profits of any such Independent Activity; or (iii) require any Member or any of its Affiliates to provide notice to the Company or any Member regarding any Independent Activity of such Person. Subject to the following sentence, to the extent any Member would have any rights or claims against the other Member as a result of the Independent Activities of such Member or its Affiliates, whether arising by statute, common law, or in equity, the same are hereby waived. The foregoing provisions of this Section 13.2(a) shall not limit, modify or amend the provisions of Section 13.2 of the First Amended and Restated Limited Liability Company Agreement of Limoneira Lewis Community Builders, LLC entered into as of November, 2015 (which contain certain non-competition restitutions).

(b)            Acknowledgment of Reasonableness. The Members hereby expressly acknowledge, represent and warrant that they are sophisticated investors, they understand the terms, conditions and waivers set forth in this Section 13.2, and that the provisions of this Section 13.2 are reasonable, taking into account the relative sophistication and bargaining position of the Members.

13.3            Binding Effect.

Subject to any transfer restrictions set forth in this Agreement, every covenant, term, and provision of this Agreement shall be binding upon and inure to the benefit of the Members and their respective heirs, legatees, legal representatives, successors, transferees, and assigns.

13.4            Construction.

Every covenant, term, and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Member.

13.5            Time.

Time is of the essence with respect to this Agreement. In the event that the last day for performance of an act or the exercise of a right under this Agreement falls on a day other than a Business Day, then the last day for such performance or exercise shall be the first Business Day thereafter.

13.6            Headings.

Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.

13.7            Severability.

Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal, invalid, or unenforceable for any reason whatsoever, then such illegality, invalidity, or unenforceability shall not affect the legality, validity, or enforceability of the remainder of this Agreement.

13.8            Incorporation by Reference.

Every exhibit, schedule, recital and other appendix attached to this Agreement and referred to herein is hereby incorporated into this Agreement by reference.

13.9            Additional Documents.

Each Member, upon the request of the other Member, agrees to perform all further acts and execute, acknowledge, and deliver any documents that may be reasonably necessary, appropriate, or desirable to carry out the provisions of this Agreement.

13.10            Variation of Pronouns.

All pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, and singular or plural, as the identity of the Person or Persons may require.

13.11            Dispute Resolution; Jury Trial Waiver.

(a)            Generally. Each and every controversy, dispute, or claim between the Members arising out of or relating to this Agreement or the Contribution Agreement, or the transactions contemplated by this Agreement or the Contribution Agreement (exclusive of any impasse on any Major Decision) ("Dispute") that is not settled in writing within thirty (30) days after the date (the "Claim Date") upon which any such party hereto gives written notice to the other that a Dispute exists, shall be submitted for binding adjudication to a reference proceeding in California, without a jury, in accordance with the provisions of Section 638, et seq. of the California Code of Civil Procedure ("CCP"), or their successor sections. The procedures set forth herein in this Section 13.11 shall constitute the exclusive means for the resolution of any such Dispute, including, without limitation, whether such Dispute is subject to such reference proceedings and regardless of whether such Dispute includes any tort claims.

The referee shall be a retired Judge of the Superior Court in Ventura County (the "Court") selected by mutual agreement of the parties to the Dispute, and if they cannot so agree within thirty (30) days after the Claim Date, then the referee shall be promptly selected by the Presiding Judge of the Court (or his or her representative) and in accordance with CCP §640. The referee shall be appointed to sit as a temporary judge, with all of the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one (1) peremptory challenge of a referee selected by the Court pursuant to CCP §170.6. The referee shall (i) be requested to set the matter for hearing within ninety (90) days after the referee's appointment, and (ii) try any and all issues of law or fact and report a statement of decision upon them, if possible, within thirty (30) days after all parties have rested and the case has been submitted for decision. Any decision rendered by the referee will be final, binding and conclusive (except as otherwise provided expressly in this Agreement) and judgment thereon shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction.

Any party may apply for a reference proceeding by filing a petition for a hearing and/or trial by reference pursuant to CCP §638 at any time after the earlier of (A) thirty (30) days following notice of the Claim Date, or (B) commencement by a party to this Agreement of a regular (non-reference) legal action involving a Dispute. All discovery permitted herein shall be at the discretion of the referee and shall be completed no later than fifteen (15) days before the first hearing (trial) date established by the referee. The referee may extend such period in the event of a party's refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to "priority" in conducting discovery. Subject to the discretion of the referee, depositions may be taken by either party upon seven (7) days' written notice, and request for production or inspection of documents shall be responded to within fourteen (14) days after service. All disputes relating to discovery that cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Court is empowered to issue temporary and/or provisional remedies, as appropriate.

(b)            Manner of Proceedings. Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter except that when any party so requests, a court reporter will be used at any hearing conducted before the referee. The party making such a request shall have the obligation to arrange for and pay for the court reporter. The costs of the court reporter at the trial shall be borne equally by the parties. All other costs shall be divided equally between all of the parties to the proceeding; provided, however, that such costs, along with all other costs and expenses, including, without limitation, attorneys' fees, shall be subject to award, in full or in part, by the referee, in the referee's discretion, to the prevailing party. Unless the referee so awards attorneys' fees, each party shall be responsible for such party's own attorneys' and expert witness fees and costs.

(c)            Determination of Issues. The referee shall be required to determine all issues in accordance with existing case law and the statutory law of the State of Delaware; provided, however, that the referee shall apply the rules of civil procedure and evidence applicable to proceedings at law in the State of California. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that will be binding upon the parties. The referee shall issue written findings of fact and conclusions of law, a written statement of decision, and a single judgment at the close of the reference proceeding that shall dispose of all of the claims of the parties that are the subject of the reference. The parties hereto expressly reserve the right to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee. The parties hereto also expressly reserve the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

(d)            WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, THE PARTIES HERETO EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY DISPUTE AS DEFINED HEREINABOVE, IN ANY ACTION, PROCEEDING, OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE PARTIES HERETO EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A REFERENCE PROCEEDING AS PROVIDED ABOVE BUT THIS WAIVER SHALL BE EFFECTIVE EVEN IF, FOR ANY REASON WHATSOEVER, SUCH CLAIM OR CAUSE OF ACTION CANNOT BE TRIED BY SUCH REFERENCE PROCEEDING. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM, OR OTHER PROCEEDING THAT SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT, THE CONTRIBUTION AGREEMENT OR ANY PROVISION OF THIS AGREEMENT OR THE CONTRIBUTION AGREEMENT. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS, OR MODIFICATIONS TO THIS AGREEMENT AND THE CONTRIBUTION AGREEMENT.

13.12            Attorneys' Fees.

If any proceeding is commenced by any Member against any other Member that arises out of, or relates to, this Agreement (including, but not limited to, any reference proceeding), then the prevailing Member in such proceeding shall be entitled to recover reasonable attorneys' fees and costs. Any judgment or order entered in any legal proceeding shall contain a specific provision providing for the recovery of all costs and expenses of suit including, but not limited to, reasonable attorneys' and expert witness fees, costs and expenses incurred in connection with (i) enforcing, perfecting and executing such judgment; (ii) post-judgment motions; (iii) contempt proceedings; (iv) garnishment, levy, and debtor and third-party examinations; (v) discovery; and (vi) bankruptcy litigation.

13.13            Governing Law.

Subject to Section 13.11, the laws of the State of Delaware (without reference to the rules regarding conflict or choice of laws of such State), including, without limitation, the Act, shall govern the organization and internal affairs of the Company, the liability of the Members of the Company and the construction and interpretation of this Agreement.

13.14            Waiver of Action for Partition.

The Company may be dissolved, liquidated and terminated only pursuant to the provisions of Section 10.1 above, and, to the fullest extent permitted by applicable law but subject to the terms of this Agreement, each Member (on behalf of itself and any person or entity that may claim for or on behalf of such Member) hereby irrevocably waives any and all other rights that it (or any such Person) may have to maintain any action for or otherwise cause (i) a dissolution, liquidation or termination of the Company or any Company Entity or (ii) a sale or partition of, or appointment of a receiver for, any or all of the assets of the Company or any Company Entity, except as expressly provided in this Agreement.

13.15            Counterpart Execution; Facsimile Signatures.

This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties to this Agreement, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one (1) and the same agreement. Executed copies of the signature pages of this Agreement sent by facsimile or transmitted electronically in either Tagged Image Format Files or Portable Document Format shall be treated as originals, fully binding and with full legal force and effect, and the parties waive any rights they may have to object to such treatment.

13.16            Entire Agreement.

This Agreement, together with the Contribution Agreement, constitutes the entire agreement of the parties with respect to the subject matter hereof. All prior agreements among the parties with respect to the subject matter of this Agreement, whether written or oral, are merged herein and shall be of no force or effect. This Agreement can be modified or amended only upon the written consent of all Members.

13.17            Representations and Warranties.

Each Member hereby represents and warrants as of the Effective Date, for the sole and exclusive benefit of the Company, Manager and each other Member, as follows:

(a)            Such Member has acquired its interest in the Company for its own account, for investment, and not with a view to or for the resale, distribution, subdivision, or fractionalization thereof;

(b)            Such Member has no contract, undertaking, understanding, agreement or arrangement, formal or informal, with any Person to sell, transfer, or pledge all or any portion of its interest in the Company and has no current plans to enter into any such contract, undertaking, understanding, agreement or arrangement;

(c)            Such Member has such business and financial experience alone, or together with its professional advisers, that it has the capacity to protect its own interests in connection with its acquisition of an interest in the Company;

(d)            Such Member has sufficient financial strength to hold the interest in the Company as an investment and bear the economic risks of that investment (including possible complete loss of such investment) for an indefinite period of time;

(e)            Such Member has performed its own due diligence with respect to its interest in the Company and the Company's acquisition of the Property and is relying on that due diligence in making this investment, and such Member is not relying on Manager or representation or information provided by the other Member or any of the other Member's Affiliates, with respect to tax, suitability, or other economic considerations, other than the representations and warranties contained in this Section 13.17;

(f)            Such Member has not received any assurances from anyone, including the other Member, that it will receive the return of, or any return on, its Capital Contributions, and that it is aware that its investment in the Company has substantial risks, including, without limitation, the risk of changes in the Ventura County, California real estate market and risk of the use of substantial leverage, and that it may lose all of its Capital Contributions;

(g)            The Membership Interest in the Company acquired by such Member has not been registered under the Securities Act of 1933, 15 U.S.C. § 15b et seq., the Delaware Securities Act, the California Corporate Securities Law of 1968 or any other state securities laws (collectively, the "Securities Acts") because the Company has issued the Membership Interests in the Company in reliance upon the exemptions from the registration requirements of the Securities Acts providing for issuance of securities not involving a public offering;

(h)            Such Member has not received any advertisement or general solicitation with respect to the sale of the Membership Interests in the Company;

(i)            Such Member acknowledges and agrees that the projections contained in any documents, reports or other information previously or subsequently provided to such Member are based on numerous assumptions that are subject to uncertainty and over which the Company and Manager have no control, are for illustrative purposes only and should not be viewed as a guarantee of actual results. Neither the Company, Manager nor any of their Affiliates (or any other party) have any obligation whatsoever to update information contained in any projections or other materials provided to any Member. Such Member should consult with its own advisors (A) to evaluate any projections and any associated assumptions, (B) to make its own independent determination of the feasibility of any projections (and the assumptions contained therein), and (C) to evaluate whether such Member should execute and deliver this Agreement;

(j)            Such Member is an "accredited investor" within the meaning of Regulation D and the rules and regulations promulgated under the Securities Act of 1933;

(k)            This Agreement constitutes a legal, valid, and binding obligation of the Member enforceable against the Member in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting generally the enforcement of creditors' rights and statutes or rules of equity concerning the enforcement of the remedy of specific performance;

(l)            Such Member is duly organized, validly existing, and in good standing under the laws of the state of its formation or incorporation, as applicable, is qualified to do business in the State of California, and has full power and authority to enter into this Agreement and to perform the terms and provisions hereof;

(m)            The execution, delivery, and performance of this Agreement by such Member have been duly authorized by all necessary limited liability company or corporate action and the Persons executing this Agreement and all documents related thereto on behalf of such Member are fully authorized to do so. No consent of any person exercising control (as such term is defined in the definition of Affiliate) over such Member or any judicial or administrative body or other governmental authority or any other Person or party is required for such execution, delivery, or performance (or, if required, such consent already has been obtained);

(n)            The execution, delivery, and performance of this Agreement by such Member do not and will not violate, conflict with or contravene any judgment, order, decree, writ or injunction, or any law, rule, regulation, contract or agreement to which the Member is subject, which conflict, violation, or breach would have a material adverse effect on the business, operations, properties or condition (financial or otherwise) of the Company;

(o)            To the actual knowledge of such Member, no representation, warranty or covenant of such Member in this Agreement or any Affiliate Agreement contains or will contain any untrue statement of material facts or omits or will omit to state material facts necessary to make the statements or facts contained therein not misleading; and

(p)            Such Member has not retained any broker, finder, agent or the like in connection with this Agreement or the transactions contemplated under this Agreement for which the Company or the other Member is responsible, in whole or in part, for any fee or commission.

13.18            Enforceability of Provisions.

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

13.19            Contractual Duties Prevail; Approval Standard.

To the extent that, at law or in equity, a Member has duties (including fiduciary duties) and liabilities relating thereto to the Company or any Company Entity or to the other Member, a Member acting pursuant to this Agreement shall not be liable to the Company or any Company Entity or to any other Member except to the extent provided in Section 11.2. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties (including fiduciary duties) and liabilities of such Member. Except as expressly provided herein: (i) any agreement, approval, consent, judgment or other determination to be made by a Member (or its Representatives) under this Agreement shall not be effective unless it is in writing and shall be in the sole and absolute discretion of such Member (or its Representatives) for any reason or no reason; and (ii) such Member (and its Representatives) shall be entitled to consider only such interests and factors as it desires, including such Member's interests, and shall, to the fullest extent permitted by applicable law, have no duty (including fiduciary duties) or obligation to give any consideration to any interest of or factors affecting the Company, any Company Entity or any other Member.

13.20            Scope of Representation.

EACH MEMBER HEREBY ACKNOWLEDGES AND AGREES THAT, IN CONNECTION WITH THE DRAFTING, PREPARATION AND NEGOTIATION OF THIS AGREEMENT AND THE CONTRIBUTION AGREEMENT, THE FORMATION OF THE COMPANY AND ANY OTHER MATTERS RELATED THERETO, (I) ALLEN MATKINS LECK GAMBLE MALLORY & NATSIS LLP HAS ONLY REPRESENTED THE INTERESTS OF LEWIS, AND NOT THE INTERESTS OF LIMONEIRA OR THE COMPANY OR ANY OTHER PARTY (AS A GROUP AND/OR INDIVIDUALLY), AND (II) PIRCHER, NICHOLS & MEEKS HAS ONLY REPRESENTED THE INTERESTS OF LIMONEIRA AND NOT THE INTERESTS OF LEWIS OR THE COMPANY OR ANY OTHER PARTY (AS A GROUP AND/OR INDIVIDUALLY). THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR ANY OF THE PARTIES HERETO MAY ALSO PERFORM SERVICES FOR THE COMPANY. TO THE EXTENT THE FOREGOING REPRESENTATION CONSTITUTES A CONFLICT OF INTEREST, EACH MEMBER HEREBY EXPRESSLY WAIVES ANY SUCH CONFLICT OF INTEREST. EACH MEMBER FURTHER ACKNOWLEDGES THAT THE ATTORNEYS, ACCOUNTANTS AND OTHER EXPERTS WHO PERFORM SERVICES FOR THE COMPANY SHALL NOT BE DEEMED BY VIRTUE OF SUCH REPRESENTATION TO HAVE ALSO REPRESENTED ANY OTHER PARTY IN CONNECTION WITH ANY SUCH MATTERS.

13.21            Nonrecourse Parties.

Except as provided in Section 3.2, no direct or indirect partner, shareholder, officer, director or trustee of Manager or any Member (collectively, the "Nonrecourse Parties") shall be personally liable in any manner or to any extent under or in connection with this Agreement, and the Company shall not have any recourse to any assets of any of the Nonrecourse Parties to satisfy any liability, judgment or claim that may be obtained or made against any such Nonrecourse Party under this Agreement. The limitation of liability provided in this Section 13.21 is in addition to, and not in limitation of, any limitation on liability applicable to any Nonrecourse Parties provided by law or by this Agreement or any other contract, agreement or instrument; provided, however, the foregoing shall not limit any liability that a Nonrecourse Party has to return any distribution received by such party in violation of applicable law.

13.22            No Suretyship Defenses.

Each Member hereby unconditionally waives any guarantor or suretyship defense that may otherwise apply with respect to this Agreement.

13.23            Interpretation.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined herein shall include the plural as well as the singular; (ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with U.S. generally accepted accounting procedures; (iii) references in this Agreement to "Sections," "subsections," "paragraphs" and other subdivisions without reference to a document are to designated Sections, subsections, paragraphs and other subdivisions of this Agreement; (iv) a reference to a subsection without further reference to a Section is a reference to such subsection as contained in the same Section in which the reference appears, and this rule shall also apply to paragraphs and other subdivisions; (v) the words "herein," "hereof," "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision; (vi) the words "include", "such as" and "including" and their variations, shall mean "including, but not limited to;" (vii) references to "days" shall mean calendar days unless otherwise stated; (viii) every reference to any document refers to that document as modified from time to time, and includes all exhibits and schedules to that document; (ix) "good faith" means "honesty in fact" as such phrase is used in the Uniform Commercial Code, as adopted in the State of Delaware as of the date of this Agreement; (x) "reasonable efforts" or "commercially reasonable efforts" means the level of effort a reasonable person would exert under similar circumstances acting on its own behalf and shall require diligence and good faith but not illegal or other unreasonable actions; and (xi) the headings in this Agreement are for convenience only and are not intended to describe, interpret, define, or limit the scope, extent, or intent of any of the provisions of this Agreement.

13.24            Joinder.

Certain obligations of Lewis under this Agreement shall be guaranteed by the parties (the "Lewis Guarantors") pursuant to that certain Joinder of Lewis Guarantors attached to this Agreement to be executed by the Lewis Guarantors. Certain obligations of Limoneira under this Agreement shall be guaranteed by LIMCO (the "Limoneira Guarantor") pursuant to that certain Joinder of Limoneira Guarantor attached to this Agreement to be executed by Limoneira Guarantor.

13.25            Definitions.

The following terms shall have the meanings specified in this Section 13.25:

"Act" means the Delaware Limited Liability Company Act, as set forth in Del. Code Ann. Tit. 6, 18-101, et. seq., as amended from time to time (or any corresponding provisions of succeeding law).

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

"Adjusted Capital Account Balance" means an amount with respect to each Member equal to the balance in such Member's Capital Account at the end of the relevant Fiscal Year, after taking into account contributions and distributions during such Fiscal Year and after increasing the balance in such Member's Capital Account by any amount such Member is deemed to be obligated to restore pursuant to Regulations Sections 1.704-2(g)(1), 1.704-2(i)(5) or 1.704-1(b)(2)(ii)(c).

"Adjusted Capital Account Deficit" means, with respect to any Member, a deficit balance in such Member's Capital Account as of the end of the Fiscal Year after giving effect to the following adjustments: (a) credit to such Capital Account the additions, if any, permitted by Regulations §§ 1.704-1(b)(2)(ii)(c) (referring to obligations to restore a capital account deficit), 1.704-2(g)(1) (referring to "minimum gain") and 1.704-2(i)(5) (referring to a partner's share of "partner nonrecourse debt minimum gain"), and (b) debit to such Capital Account the items described in §§ 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations. This definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulation § 1.704-1(b)(2)(ii)(d).

"Affiliate" means, with respect to any Person: (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any Person owning or controlling twenty-five percent (25%) or more of the outstanding voting and/or beneficial ownership interests of such Person; (iii) any officer, director, manager, managing member, or general partner of such Person; or (iv) any Person who is an officer, director, manager, managing member, general partner, trustee, or holder of twenty-five percent (25%) or more of the voting interests of any Person described in clauses (i) through (iii) of this definition. For purposes of clause (i) of this definition, two (2) or more Persons shall be deemed to be under common control if there is a twenty-five percent (25%) or greater overlap in the ownership of any classes of equity in such Persons. Without limitation on the foregoing, Lewis and LMC are Affiliates of each other.

"Affiliate Agreement" means an agreement, contract or other arrangement between the Company and an Affiliate of a Member.

"Agreement" means this Limited Liability Company Agreement, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder," refer to this Agreement as a whole, unless the context otherwise requires.

"Bad Conduct" means acts or omissions constituting gross negligence, willful or wanton misconduct, fraud, intentional misrepresentation, criminal conduct, bad faith or a knowing violation of law.

"Bank Account" means a bank account established by the Company at a financial institution reasonably approved by the Executive Committee.

"Book Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

(i)            The initial Book Value of any asset contributed by a Member to the Company shall be the fair market value of such asset at the time of contribution to the Company, as reasonably determined by the contributing Member and the Executive Committee as reflected in this Agreement or another writing agreed to by all the Members;

(ii)            The Company shall adjust the Book Value of all Company assets to equal their respective gross fair market values (taking Code § 7701(g) into account), as determined by the Executive Committee as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); and (D) in connection with the issuance by the Company of a non-compensatory option (as defined in Regulations § 1.721-2(f) other than an option for a de minimis interest; provided that the Company is required to make an adjustment described in clauses (A), (B) and (C) of this paragraph only if the Executive Committee determines that the adjustment is necessary to reflect the relative economic interests of the Members in the Company.

(iii)            The Company shall increase (or decrease) the Book Value of Company assets to reflect any adjustments to the adjusted basis of the Company's assets pursuant to Code § 734(b) or Code § 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), provided, however, that the Company will not adjust the Book Value pursuant to this subparagraph (iii) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iii).

(iv)            The Book Value of any Company asset distributed to any Member shall be the gross fair market value of such asset on the date of the distribution as reasonably determined by the Executive Committee.

(v)            If any non-compensatory option is outstanding at the time the Book Value of the Company's assets is adjusted, then the provisions of Regulations § 1.704-1(b)(iv)(h)(2) apply.

If the Book Value of an asset has been determined or adjusted pursuant to subparagraph (ii) or (iii) above, then the Book Value will thereafter be adjusted by the Capital Account Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

"Business Day" means any day that is not a Saturday, Sunday, legal holiday in California, or a day on which banking institutions in California are authorized or required by law to close.

"Capital Account" means, with respect to each Member or assignee, the Capital Account maintained for such Person in accordance with the following provisions:

(a)            To each Person's Capital Account there shall be credited such Person's Capital Contributions, including (i) the Agreed Value of the Property in the case of Limoneira, and (ii) the amount listed under the column labeled "Initial Cash Contribution" on Exhibit B in the case of Lewis, such Person's distributive share of Profits and any items in the nature of income or gain which are specially allocated to such Person pursuant to Section 5.2, and the amount of any Company liabilities assumed by such Person or which are secured by any Property distributed to such Person.

(b)            To each Person's Capital Account there shall be debited the amount of cash and the Book Value of any Property distributed to such Person pursuant to any provision of this Agreement including the cash distributed to Limoneira pursuant to Section 2.2(a), such Person's distributive share of Losses and any items in the nature of expenses or losses which are specially allocated to such Person pursuant to Section 5.2, and the amount of any liabilities of such Person assumed by the Company or which are secured by any property contributed by such Person to the Company.

(c)            In the event all or a portion of a Membership Interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

(d)            In determining the amount of any liability for purposes of clauses (a) and (b) of this definition, there shall be taken into account Code § 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the Executive Committee determines that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including debits or credits relating to liabilities which are secured by contributed property or distributed property or which are assumed by the Company, a Member, or assignee), are computed in order to comply with such Regulations, the Executive Committee may make such modification, provided that it is not likely to have a material effect on the amounts distributed to any Person pursuant to Section 10.2 of this Agreement upon the dissolution of the Company. The Executive Committee also shall (i) make any adjustments that are necessary or appropriate to maintain equality between (A) the aggregate balances standing in the Capital Accounts of the Members and assignees, and (B) the amount of Company capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

If the Book Value of Company assets are adjusted pursuant to this Agreement, then the Capital Accounts of all Members shall be adjusted simultaneously to reflect the aggregate net adjustments as if the Company recognized gain or loss equal to the amount of such aggregate net adjustment. On the exercise of a non-compensatory option (as defined in Regulations § 1.721-2(f) the Capital Accounts of the Members shall be adjusted in accordance with Regulations § 1.704-1(b)(2)(iv)(s).

"Capital Account Depreciation" shall mean for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year or other period, except that if the Book Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, then Capital Account Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Fiscal Year or other period bears to such beginning adjusted tax basis.

"Capital Contribution" means, with respect to each Member, the amount of money and the net fair market value of any property (other than money) contributed to the Company by such Member pursuant to any provision of this Agreement (exclusive of any amounts paid by any Indemnifying Party pursuant to Section 11.2).

"Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

"Company" means the limited liability company formed pursuant to the filing of the Certificate and any limited liability company continuing the business of this Company in the event of dissolution as herein provided.

"Credit Enhancement" means any letter of credit, bond or similar credit enhancement.

"Cure Period" means, with respect to any Defaulting Member, a period of thirty (30) calendar days after such Defaulting Member receives written notice of its default from a non-defaulting Member; provided, however, that if such breach can be cured but cannot reasonably be cured within such thirty (30)-day period, then the period shall continue, if such Defaulting Member commences to cure the breach within such thirty (30)-day period, for so long as such defaulting Member diligently prosecutes the cure to completion, up to a maximum of the lesser of (a) sixty (60) calendar days, or (b) the period of time allowed for such performance under any Project Loan Documents.

"Default Loan" means a recourse loan that has been advanced to a Delinquent Member or a Defaulting Member pursuant to Section 2.6(b)(iii) or Section 12.2(c), respectively, that shall bear interest at a rate equal to fifteen percent (15%) per annum, compounded annually; provided that any applicable laws limiting the rate of interest that may be legally charged with respect to such loan shall be taken into account and, if applicable, the rate of interest charged on such loan shall be reduced to the maximum rate of interest permitted by such law. Subject to any extension provided for under this Agreement, each Default Loan shall be due and payable in full ninety (90) days from the date advanced (or, if earlier, upon the sale of any Member's Membership Interest under Section 6.9(c) or the dissolution of the Company).

"Entity" means any Person other than an individual.

"Excluded Liabilities" means (a) special, exemplary, punitive, and/or consequential damages, unless payable to third parties; and (b) any claim for lost profits or similar claim by a Member.

"Gross Revenues" means the gross cash proceeds realized by the Company from any source pursuant to sound accounting principles.

"Independent Accountant" means Ernst & Young, or such other accounting firm that is approved by the Executive Committee.

"Manager" means Lewis and any Person who succeeds to Lewis as Manager in accordance with Section 6.1(a).

"Member" means any Person identified as a member of the Company in the introductory paragraph to this Agreement. If any Person is admitted as Substituted Member pursuant to the terms of this Agreement, then the term "Member" shall also be deemed to refer to such Person. "Members" refers collectively to all Persons who are designated as a "Member" pursuant to this definition, until such time as any such Person ceases to be a member of the Company in accordance with this Agreement or the Act.

"Membership Interest" means, with respect to each Member, (i) that Member's status as a member, (ii) that Member's Capital Account, Unreturned Contribution Account and share of the Profits, Losses and other items of income, gain, loss, deduction and credits of, and the right to receive distributions (liquidating or otherwise) from, the Company under the terms of this Agreement, (iii) all other rights, benefits and privileges enjoyed by that Member (under the Act or this Agreement) in its capacity as a member, including that Member's rights to vote, consent and approve those matters described in this Agreement, and (iv) all obligations, duties and liabilities imposed on that Member under the Act or this Agreement in its capacity as a member.

"Net Cash Flow" means Gross Revenues less the portion thereof used to pay for Company expenses, to repay any Member Loans and to establish reserves for Approved Project Costs, all as reasonably determined by the Executive Committee, consistent in all material respects with any Approved Business Plan then in effect.

"Ownership Interest" means the direct and/or indirect ownership in any Member.

"Parent" means any Person that holds, directly or indirectly, more than fifty percent (50%) of the outstanding equity securities, or comparable equity interests, of a Member.

"Percentage Interest" means, subject to Section 2.6(b)(iv), with respect to a particular Member, that Member's ownership interest in the Company, expressed as a percentage. The initial Percentage Interest of each Member is fifty percent (50%).

"Person" means any individual, partnership, corporation, trust, limited liability company, or other entity.

"Prime Rate" means the highest prime rate of interest published in the then most recent edition of the Wall Street Journal, Western Edition (if such edition is then published), or any successor publication.

"Profits" and/or "Losses" for each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for such year or period determined in accordance with Code Section 703(a) (including in such taxable income or loss all items of income, gain, loss or deduction required by Code Section 703(a) to be stated separately) with the following adjustments:

(a)            Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in this definition in computing Profits or Losses, shall be added to such taxable income or loss;

(b)            Any Company expenditures described in Code Section 705(a)(2)(B), or treated as such pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in this definition in computing Profits or Losses shall be subtracted from such taxable income or loss, including nonrecourse deductions;

(c)            Gain or loss resulting from any disposition of Company property shall be computed by reference to the Book Value of the Company property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Book Value;

(d)            In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account the Capital Account Depreciation computed in accordance with such definition contained above; and

(e)            Notwithstanding any other provision of this subsection, any items of income, gain; loss or deduction which are specially allocated shall not be taken into account in computing Profits or Losses.

"Project Loan" means a third-party loan made to the Company or any Company Entity necessary for the Company or any Company Entity (i) to acquire, own, develop, design, construct, furnish, operate and/or maintain the Project, or (ii) to refinance any other loan obtained by the Company or any Company Entity.

"Project Loan Documents" shall mean any instrument and documents that evidence or secure the Project Loan.

"Regulations" means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

"Related Party" means, with respect to any specified Person, any other Person that directly, or indirectly through one (1) or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition of Related Party, the term "control" (including the terms "controlled by" and "under common control with") with respect to the relationship between or among two (2) or more Persons, means direct or indirect, record or beneficial, ownership of one hundred percent (100%) of the outstanding equity, capital, or right to profits of such Person.

"Transfer" means any change in the ownership of any Membership Interest in the Company or in the Ownership Interest of any Member, whether made voluntarily, involuntarily, directly, indirectly or by operation of law, including, but not limited to, the following: (i) a sale, assignment, contribution, distribution, gift or other transfer of an Ownership Interest to any Person; (ii) a transfer of an Ownership Interest to the personal representative of the estate of a Person upon such Person's death, and any subsequent transfer of an Ownership Interest from such personal representative to the heirs or devisees of the deceased Person under his will or by the laws of descent and distribution; (iii) a transfer of an Ownership Interest to a judicially appointed personal representative as a result of the adjudication by a court of competent jurisdiction that the transferring Person is mentally incompetent to manage his person or property; (iv) a transfer of an Ownership Interest to the transferring Person's spouse or former spouse, or heirs of such spouse or former spouse, in connection with a division of their community or other property upon the death or divorce of the transferring Person, divorce or the death of such spouse; (v) a general assignment for the benefit of creditors, or any assignment to a creditor resulting from the creditor's foreclosure upon or execution against any Person holding an Ownership Interest; (vi) the filing of a voluntary bankruptcy petition; (vii) the adjudication of any Person holding an Ownership Interest as bankrupt or insolvent or the entry of an order for relief under the United States Bankruptcy Code against any Person holding an Ownership Interest; (viii) the filing of a petition or answer by any Person holding an Ownership Interest seeking for such Person's reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or rule; (ix) the filing of an answer or other pleading by any Person holding an Ownership Interest admitting or failing to contest the material allegations of a petition filed against such Person in a bankruptcy, insolvency, reorganization or similar proceeding; (x) the seeking, consenting to or acquiescing in the appointment of a trustee, receiver or liquidator of any Person holding an Ownership Interest or of all or any substantial part of such Person's property; (xi) if a Person holding an Ownership Interest is a general or limited partnership, the dissolution and commencement of winding up of the partnership; (xii) if a Person holding an Ownership Interest is a corporation, the filing of a certificate of dissolution or its equivalent for the corporation or revocation of its charter; (xiii) if a Person holding an Ownership Interest is another limited liability company, the filing of articles of dissolution or termination or their equivalent for the limited liability company; or (xiv) if a Person holding an Ownership Interest is an Entity, any change in the control or majority ownership of such Person to another Person that is not a Related Party of the transferring Person.

"Unreturned Contribution Account" means, with respect to each Member or assignee, a memorandum account which shall be credited by the amount of money (if any) contributed (or deemed contributed) by such Member to the capital of the Company and credited to such account pursuant to Section 2.2(a), 2.2(b), 2.3, 2.4, 2.6(b)(iii), 2.6(b)(iv) or 2.6(c) of this Agreement and debited by the amount of money distributed (or deemed distributed) by the Company to such Member pursuant to Section 2.2(b), 2.4, 2.6(b)(iv), 4.1(a) or 4.1(b) of this Agreement (and expressly excluding any money distributed by the Company to Limoneira pursuant to Section 4.1(c) of this Agreement), and the agreed-upon fair market value (as reasonably determined by Manager) of any property distributed (or deemed distributed) to such Member by the Company (net of liabilities secured by such distributed property that such Member is considered to assume or take subject to under Section 752 of the Code) pursuant to Section 4.1(a) or 4.1(b) of this Agreement.

[SIGNATURES BEGIN ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Members have executed and entered into this Limited Liability Company Agreement of LLCB II, LLC as of the date first set forth above.

MEMBERS:

LEWIS SANTA PAULA MEMBER, LLC, a Delaware limited liability company

By:	Lewis Management Corp., a Delaware corporation Its: Manager

By:	/s/ John M. Goodman
John M. Goodman
Its: Chief Executive Officer and Senior Executive Vice President

LIMONEIRA EA1 LAND, LLC, a Delaware limited liability company

By:	Limoneira Company, a Delaware corporation its sole Member

By:	/s/ Mark Palamountain
Name: Mark Palamountain
Title: Chief Financial Officer, Treasurer and Corporate Secretary

MANAGER:

LEWIS SANTA PAULA MEMBER, LLC,
a Delaware limited liability company

By:	Lewis Management Corp., a Delaware corporation Its: Manager

By:	/s/ John M. Goodman
John M. Goodman
Its: Chief Executive Officer and Senior Executive Vice President

Signature Page to Limited Liability Company Agreement

JOINDER OF LEWIS GUARANTORS

In consideration of Limoneira's execution of that certain First Amended and Restated Limited Liability Company Agreement of Limoneira Lewis Community Builders, LLC (the "Agreement"), to which this Joinder ("Joinder") is attached each of the undersigned (each, a "Lewis Guarantor"), jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees to Limoneira that all obligations (the "Guaranteed Obligations") of Lewis under Section 11.2 of the Agreement will be timely satisfied. Capitalized terms used in this Joinder of Lewis Guarantors and not otherwise defined herein shall have the same meanings as set forth in the Agreement. Each Lewis Guarantor represents and acknowledges that the direct or indirect owners of such Lewis Guarantor own a substantial direct or indirect interest in Lewis, that the direct or indirect owners of such Lewis Guarantor will derive substantial benefits from the execution of the Agreement and the transactions contemplated thereby, and that such Lewis Guarantor's execution of this Joinder is a material inducement and condition to Limoneira's execution of the Agreement and that Limoneira is, for all purposes, a third-party beneficiary of this Joinder.

To the fullest extent permitted by applicable law, each Lewis Guarantor unconditionally waives any guarantor or suretyship defenses that might otherwise be available to such Lewis Guarantor. The obligations of each Lewis Guarantor under this Joinder are independent of the obligations of Lewis under the Agreement and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against such Lewis Guarantor whether or not any Lewis Guarantor is the alter ego of Lewis and whether or not Lewis is joined therein or a separate action or actions are brought against Lewis. The obligations of each Lewis Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, the following, any of which may be taken without the consent of, or notice to, any Lewis Guarantor, nor shall any of the following give any Lewis Guarantor any recourse or right of action against the Company, any Company Subsidiary, or Limoneira: (a) any express or implied amendment, modification, renewal, addition, supplement, extension of the Guaranteed Obligations or the Agreement; (b) any exercise or non-exercise by the Company, any Company Subsidiary, or Limoneira of any right or remedy under the Agreement or this Joinder of or available at law or in equity; (c) any Bankruptcy Event relating to any Lewis Guarantor or Lewis, or any action taken with respect to the Company, any Company Subsidiary or this Joinder by any trustee or receiver, or by any court, in any such proceeding, whether or not any Lewis Guarantor shall have had notice or knowledge of any of the foregoing; (d) the occurrence of a Dissolution Event with respect to any Lewis Guarantor or Lewis; (e) any release or discharge of Lewis from its liability under the Guaranteed Obligations or any release or discharge of any other party at any time directly or contingently liable for the Guaranteed Obligations; (f) any limitation or exculpation of liability under the Agreement provided for Lewis, Manager or any Affiliate, or any of their respective agents, officers, directors, managers, members, partners, shareholders and employees; (g) any subordination, compromise, release (by operation of law or otherwise), discharge, compound, collection, or liquidation of any or all of the Property, or any substitution with respect thereto; (h) any assignment or other transfer of any interest in the Company, in whole or in part; and (i) any acceptance of partial performance of the Guaranteed Obligations.

Each Lewis Guarantor agrees to pay all costs and expenses, including reasonable attorneys' fees, that may be incurred by Limoneira in any effort to collect or enforce any of the Guaranteed Obligations, whether or not any lawsuit is filed, including all costs and attorneys' fees incurred by Limoneira as the prevailing party in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding). Such amounts shall bear interest until paid at the lesser of (i) fifteen percent (15%) per annum, compounded monthly (i.e., 1.0125% per month, compounded monthly), or (ii) the maximum rate allowed by law. No Lewis Guarantor shall have the right to assign any of its rights or obligations under this Joinder. Notwithstanding the foregoing, in no event shall Lewis Guarantor have any liability under this Joinder for any Excluded Liability.

For so long as Lewis is a Member of the Company, the Lewis Guarantors shall collectively maintain a Net Worth equal to or greater than One Hundred Million Dollars ($100,000,000). Within one hundred eighty (180) days after the end of each calendar year, and within twenty (20) days of a written request by Limoneira to Lewis (which requests may not occur more frequently than once per calendar quarter), the Lewis Guarantors shall certify in writing their then aggregate Net Worth, with evidence of the same reasonably acceptable to Limoneira. "Net Worth" means, as of a given date, (i) the Lewis Guarantors' total assets as of such time, less, (ii) the Lewis Guarantors' total liabilities as of such time, determined in accordance with US GAAP, except that material assets and liabilities will be valued in accordance with ASC 820 - Fair Value Measurements and Disclosures.

The following Sections of the Agreement shall apply to this Joinder as though herein set forth in full, mutatis mutandis (and, without limitation on the foregoing, references to "the Members," "Lewis" and "this Agreement" therein shall be deemed changed for this purpose to "the parties," "Lewis Guarantor" and "this Joinder," respectively): Section 13.1 (with any notice to Lewis Guarantor to be sent to the address set forth for Lewis in the Agreement), Sections 13.3 through Sections 13.7, 13.11, 13.12, 13.13, 13.16, 13.18, 13.20 and 13.23. Each Lewis Guarantor acknowledges (a) that this Joinder involves at least One Hundred Thousand Dollars ($100,000), and (b) that this Joinder has been entered into and accepted in express reliance upon 6 Del. C. § 2708.

LEWIS HOLDING COMPANY, L.P.,
a Delaware limited partnership

By:	EMPIRE BUILDING CORP.,
a Nevada corporation
Its Administrative Partner

By:	/s/ John M. Goodman
Name:	John M. Goodman
Its:	Authorized Agent

JOINDER OF LIMONEIRA GUARANTOR

In consideration of Lewis' execution of that certain First Amended and Restated Limited Liability Company Agreement of Limoneira Lewis Community Builders, LLC (the "Agreement") to which this Joinder of Limoneira Guarantor is attached, the undersigned ("Limoneira Guarantor"), hereby absolutely, unconditionally and irrevocably guarantees to Lewis that all obligations (the "Guaranteed Obligations") of Limoneira under Section 11.2 of the Agreement will be timely satisfied. Capitalized terms used in this Joinder of Limoneira Guarantor ("Joinder") and not otherwise defined herein shall have the same meanings as set forth in the Agreement. Limoneira Guarantor represents and acknowledges that Limoneira Guarantor owns a substantial interest in and controls Limoneira, that such Limoneira Guarantor will derive substantial benefits from the execution of the Agreement and the transactions contemplated thereby, and that Guarantor's execution of this Joinder is a material inducement and condition to Lewis' execution of the Agreement and that Lewis is, for all purposes, a third party beneficiary of this Joinder of Limoneira Guarantor.

To the fullest extent permitted by applicable law, Limoneira Guarantor unconditionally waives any guarantor or suretyship defenses that might otherwise be available to Limoneira Guarantor. The obligations of Limoneira Guarantor under this Joinder are independent of the obligations of Limoneira under the Agreement and, in the event of any default hereunder, a separate action or actions may be brought and prosecuted against Limoneira Guarantor whether or not Limoneira Guarantor is the alter ego of Limoneira and whether or not Limoneira is joined therein or a separate action or actions are brought against Limoneira. The obligations of Limoneira Guarantor hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired by, the following, any of which may be taken without the consent of, or notice to, Limoneira Guarantor, nor shall any of the following give Limoneira Guarantor any recourse or right of action against the Company, any Company Subsidiary, or Lewis: (a) any express or implied amendment, modification, renewal, addition, supplement, extension of the Guaranteed Obligations or the Agreement; (b) any exercise or non-exercise by the Company, any Company Subsidiary, or Lewis of any right or remedy under the Agreement or this Joinder of or available at law or in equity; (c) any Bankruptcy Event relating to Limoneira Guarantor or Limoneira, or any action taken with respect to the Company, any Company Subsidiary or this Joinder by any trustee or receiver, or by any court, in any such proceeding, whether or not Limoneira Guarantor shall have had notice or knowledge of any of the foregoing; (d) the occurrence of a Dissolution Event with respect to Limoneira Guarantor or Limoneira; (e) any release or discharge of Limoneira from its liability under the Guaranteed Obligations or any release or discharge of any other party at any time directly or contingently liable for the Guaranteed Obligations; (f) any limitation or exculpation of liability under the Agreement provided for Limoneira, Manager or any Affiliate, or any of their respective agents, officers, directors, managers, members, partners, shareholders and employees; (g) any subordination, compromise, release (by operation of law or otherwise), discharge, compound, collection, or liquidation of any or all of the Property, or any substitution with respect thereto; (h) any assignment or other transfer of any interest in the Company, in whole or in part; and (i) any acceptance of partial performance of the Guaranteed Obligations.

Limoneira Guarantor agrees to pay all costs and expenses, including reasonable attorneys' fees, which may be incurred by Lewis in any effort to collect or enforce any of the Guaranteed Obligations, whether or not any lawsuit is filed, including all costs and attorneys' fees incurred by Lewis as the prevailing party in any bankruptcy proceeding (including any action for relief from the automatic stay of any bankruptcy proceeding). Such amounts shall bear interest until paid at the lesser of (i) 15% per annum compounded monthly (i.e., 1.0125% per month, compounded monthly), or (ii) the maximum rate allowed by law. Limoneira Guarantor shall not have the right to assign any of its rights or obligations under this Joinder. Notwithstanding the foregoing, in no event shall Limoneira Guarantor have any liability under this Joinder for any Excluded Liability.

The following Sections of the Agreement shall apply to this Joinder as though herein set forth in full, mutatis mutandis (and, without limitation on the foregoing, references to "the Members", "Limoneira" and "this Agreement" therein shall be deemed changed for this purpose to "the parties", "Limoneira Guarantor" and "this Joinder", respectively): Section 13.1 (with any notice to Guarantor to be sent to the address set forth for Limoneira in the Agreement), Section 13.3 through Sections 13.7, 13.11, 13.12, 13.13, 13.16, 13.18, 13.20 and 13.23. Limoneira Guarantor acknowledges (a) that this Joinder involves at least One Hundred Thousand Dollars ($100,000), and (b) that this Joinder has been entered into and accepted in express reliance upon 6 Del. C. § 2708.

LIMONEIRA COMPANY,
a Delaware corporation

By:	/s/ Mark Palamountain
Name:	Mark Palamountain
Title:	Chief Financial Officer, Treasurer and Corporate Secretary